Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock

of

Calamos Asset Management, Inc.

at

$8.25 Net Per Share

by

CPCM Acquisition, Inc.

a wholly owned subsidiary of

Calamos Partners LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 15, 2017, UNLESS THE OFFER IS EXTENDED.

CPCM Acquisition, Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Calamos Partners LLC, a Delaware limited liability company (“Parent”), is offering to purchase all issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Calamos Asset Management, Inc., a Delaware corporation (the “Company”), at a price of $8.25 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, and on the other terms and subject to the conditions specified in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 10, 2017, by and among Parent, the Offeror and the Company (together with any amendments or supplements thereto, the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”).

There is no financing condition to the Offer. However, following March 31, 2017, the Offeror will not be required to consummate the Offer and the Merger unless either the financing commitment available to Parent has been extended or substituted or the failure to obtain such extension or substitution is the result of a breach by Parent or the Offeror under the Merger Agreement. There is no minimum tender condition in order to consummate the Offer. The Offer is conditioned upon, among other things, that the number of Shares as to which properly executed notices of appraisal have been received by the Company and not effectively withdrawn as of immediately prior to the expiration of the Offer does not exceed 15% of the outstanding Shares. Other conditions to the Offer are described under “The Offer—Section 12—Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages (i) through (vi) of this Offer to Purchase.

The board of directors of the Company (the “Company Board”) (upon the recommendation of a special committee consisting of the independent and disinterested members of the Company Board), has: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than Parent and John P. Calamos, Sr. and their respective affiliates (excluding the Company), Calamos Investments LLC and members of management of the Company); and (iii) resolved to recommend that the holders of the Shares tender their Shares pursuant to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense. This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before making a decision with respect to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

January 18, 2017

IMPORTANT

Except as set forth in “The Offer—Section 3—Procedure for Tendering Shares,” to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined in “The Offer—Section 3—Procedure for Tendering Shares”), a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by Computershare Trust Company, N.A., , the “Depositary and Paying Agent,” at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (as defined in “The Offer—Section 1” below) and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described in “The Offer—Section 3—Procedure for Tendering Shares,” and a confirmation of that delivery must be received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares.” If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the Expiration Date, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Offeror will use its reasonable best efforts to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after such efforts, the Offeror cannot comply with the state statute, the Offeror will not make the Offer to, nor will the Offeror accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offeror will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

* * *

Cautionary Note Regarding Forward-Looking Statements

This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that the Offeror and Parent expect, believe or anticipate will or may occur in the future are forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this Offer to Purchase include, without limitation, statements regarding the planned completion of the Offer and the Merger and certain financial forecasts prepared by the Company. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including but not limited to, risks and uncertainties related to: the financial forecasts contained herein; the disclosure of the anticipated benefits of the transactions contemplated by the Merger Agreement; statements regarding the anticipated timing of filings and approvals relating to the transactions contemplated by the Merger Agreement; statements regarding the expected timing of the completion of the transactions contemplated by the Merger Agreement; the possibility that various closing conditions for the Offer and the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions contemplated by the Merger Agreement; the effects of disruption caused by the transactions contemplated by the Merger Agreement making it more difficult to maintain relationships with employees and clients; and possible stockholder litigation in connection with the transactions contemplated by the Merger Agreement resulting in significant costs of defense, indemnification and liability. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer or the Merger are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by the Company with the Securities and Exchange Commission; provided that any reference to the Private Securities Litigation Reform Act of 1995 in such filings or contained in this Offer to Purchase or any Schedule hereto, shall not apply to the Offer, this Offer to Purchase or to any Schedule hereto.

SUMMARY TERM SHEET

CPCM Acquisition, Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Calamos Partners LLC, a Delaware limited liability company (“Parent”; the Offeror and Parent are collectively referred to in this Offer to Purchase as “we”, “us” or “our”, unless the context otherwise requires), is offering to purchase all issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Calamos Asset Management, Inc., a Delaware corporation (the “Company”), at a price of $8.25 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase, including the Schedules attached hereto, and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

The information concerning the Company contained herein and elsewhere in this Offer to Purchase has been provided to Parent and the Offeror by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any statements contained herein relating to the Company provided to Parent and the Offeror or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Who is the Company?

The Company is the sole manager and 22.2% owner of Calamos Investments LLC (“Calamos Investments”), which through its operating subsidiaries provides investment advisory services to institutions and individuals. As of December 31, 2016, the Company had $18.3 billion in assets under management. See “The Offer—Section 8—Certain Information Concerning the Company.”

Who is offering to buy my securities?

Our names are CPCM Acquisition, Inc. and Calamos Partners LLC, the Offeror and Parent, respectively. Both the Offeror and Parent are co-bidders in the Offer. The following persons may also be deemed to be co-bidders: John P. Calamos, Sr., the Founder, Chairman of the Board and Global Chief Investment Officer of the Company, and John S. Koudounis, the Chief Executive Officer of the Company. The Offeror is a Delaware corporation and a wholly owned subsidiary of Parent, a Delaware limited liability company. Calamos Family Partners, Inc. (“Calamos Family Partners”) is the managing member of Parent, and Mr. Calamos controls and is the majority shareholder and President of Calamos Family Partners. Mr. Koudounis has a minority equity interest in Parent.

The Offeror was formed for the sole purpose of acquiring and holding Shares and has conducted no business other than incident to purchasing and holding Shares, the Offer and the Merger Agreement. See “The Offer—Section 9—Certain Information Concerning the Offeror and Parent.”

What are the current interests of the Offeror, Parent and their affiliates in the Company?

Parent owns directly all of the outstanding shares of Class B common stock of the Company, which represent in excess of 97% of the combined voting power of the Company’s common stock. Also, Parent and John P. Calamos, Sr. owns the approximately 77.8% interest in Calamos Investments not owned by the Company.

i

As of the date of this Offer to Purchase, the Offeror does not own any Shares. Mr. Calamos directly owns 678,606, or approximately 3.3%, of the outstanding Shares. Mr. Koudounis does not own any Shares. Calamos Investments owns 3,776,860, or approximately 18.4% of the outstanding Shares, which may be deemed to be beneficially owned by Mr. Calamos and Parent for certain purposes by virtue of the relationships among the parties. See “Schedule B – Security Ownership of Certain Beneficial Holders” for certain beneficial ownership information.

What securities are you offering to purchase?

We are offering to purchase all of the Shares. See “Introduction.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $8.25 per Share, net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares to the Depositary and Paying Agent in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Is there an agreement governing the Offer?

Yes. Parent, the Offeror and the Company have entered into an Agreement and Plan of Merger, dated as of January 10, 2017 (together with any amendments or supplements thereto, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer. The Merger Agreement also provides that, after completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than (i) Shares irrevocably accepted for purchase or exchange in the Offer; (ii) Shares that, at the commencement of the Offer, were owned by the Offeror, any person that owns, directly or indirectly, all the outstanding stock of the Offeror, or any direct or indirect wholly-owned subsidiary of such person or the Offeror; (iii) Shares held in the treasury of the Company and (iv) Shares as to which stockholders of the Company properly make a demand for appraisal rights and do not thereafter fail to perfect, effectively withdraw or otherwise lose such appraisal rights (“Dissenting Shares”) in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”)) will, by virtue of the Merger, and without action by the holder thereof, be automatically converted into the right to receive an amount in cash, without interest and subject to any applicable tax withholding, equal to the price to be paid in the Offer. See “Special Factors—Section 7—Summary of the Merger Agreement.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, (i) that the number of Dissenting Shares does not exceed 15% of the outstanding Shares; (ii) that there has not been a decline in either the Dow Jones Industrial Average or the Standard and Poor’s 500 Index by an amount in excess of 25%, measured from the close of business on the date of the Merger Agreement; and (iii) that there has not been any general suspension of payments in respect of, or extension of credit by the Bank (as defined below). The Offer is also subject to other conditions. The consummation of the Offer is not subject to any minimum tender condition, including any condition that requires a minimum number of Shares be tendered by unaffiliated stockholders in order for us to consummate the Offer. More information concerning these and any other conditions to the Offer is described under “The Offer—Section 12—Conditions of the Offer.”

Do you have the financial resources to pay for the Shares?

Yes. The total amount of funds required by the Offeror and Parent to consummate the Offer and to provide funding for the Merger is approximately $169,377,211, plus related fees and expenses. The Offeror and Parent expect to fund such cash requirements from the proceeds from (1) a debt facility contemplated by a commitment letter from a bank (the “Bank”) dated January 6, 2017 that Mr. Calamos has entered into in connection with the Offer and Merger (the “Debt Commitment Letter”); and (2) the Company’s available cash following the Merger. Funding of the debt facilities contemplated by the Debt Commitment Letter is subject to the satisfaction of various customary conditions. See “The Offer—Section 10—Source and Amount of Funds.”

Consummation of the Offer is not subject to any financing condition. However, if the Offer is not consummated on or prior to March 31, 2017, then following March 31, 2017, we will not be required to consummate the Offer and the Merger unless either (i) we or our affiliates have obtained either an extension of the Debt Financing Commitment or a substitute financing commitment on terms contemplated by the Merger Agreement that is available for at least three business days following expiration of the Offer or (ii) the expiration of the Debt Financing Commitment or the failure to obtain a substitute financing commitment is the result of a breach by us of certain of our representations, warranties and covenants under the Merger Agreement.

Is your financial condition relevant to my decision whether to tender my Shares pursuant to the Offer?

We do not believe our financial condition is relevant to your decision whether to accept the Offer and tender your Shares because: (a) the Offer is being made for all issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition (although, following March 31, 2017, the Offeror will not be required to consummate the Offer and the Merger unless either the financing commitment available to Parent has been extended or substituted or the failure to obtain such extension or substitution is the result of a breach by Parent or the Offeror under the Merger Agreement), (c) if we consummate the Offer, we will, subject to the terms and conditions of the Merger Agreement, acquire all remaining Shares not held by the Offeror for the same cash price in the Merger and (d) we and our affiliates have all of the financial resources, including committed debt financing, necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger. See “The Offer—Section 10—Source and Amount of Funds.”

Do you have interests in the Offer that are different from my interests as a stockholder of the Company?

Yes. Our interests in the Offer (and the Merger) are different from those of stockholders being asked to tender their Shares. In particular, our financial interests with regard to the price to be paid in the Offer (and the Merger) are adverse to the interests of stockholders being asked to sell their Shares. Also, if you tender your Shares pursuant to the Offer or your Shares are converted into the right to receive the same cash price in the Merger, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, we will benefit from any future increase in the value of the Company. We will also bear the burden and risks of any future decrease in the value of the Company. See “Special Factors—Section 2—Purpose of and Reasons for the Offer; Plans for the Company” and “Special Factors—Section 11—Interests of Certain Persons in the Offer.”

What is your position as to the fairness of the transactions contemplated by the Merger Agreement?

We believe that the Offer, the Merger and the transactions contemplated by the Merger Agreement are substantively and procedurally fair to the unaffiliated stockholders of the Company, based upon the factors set forth under “Special Factors—Section 4—Our Position Regarding Fairness of the Transaction.”

What does the Special Committee and the Company Board think of the Offer?

A special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”) consisting of the independent and disinterested members of the Company Board has (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; and (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than Parent and John P. Calamos, Sr. and their respective affiliates (excluding the Company), Calamos Investments and members of management of the Company (collectively, the “Affiliated Stockholders”)).

The Board of the Company (upon the recommendation of the Special Committee) has: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than the Affiliated Stockholders); and (iii) resolved to recommend that the holders of the Shares tender their Shares pursuant to the Offer.

See “Introduction,” “Special Factors—Section 1—Background,” and “Special Factors—Section 3—The Recommendation by the Special Committee and the Company Board.”

Has the Company Board or the Special Committee received a fairness opinion in connection with the Offer and the Merger?

Yes. Duff & Phelps, LLC (“Duff & Phelps”), the financial advisor to the Special Committee, rendered its oral opinion to the Special Committee on January 10, 2017, which opinion was subsequently confirmed by delivery of its written opinion as of the same date, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Duff & Phelps in preparing its opinion, the $8.25 per Share cash consideration to be received by the holders of Shares (other than Offeror and its affiliates (including Calamos Investments) and members of the management of the Company, and other than with respect to Dissenting Shares) in the Offer and the Merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the Offer and the Merger on any particular holder of Shares, other than in its capacity as a holder of Shares). The full text of the Duff & Phelps written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Duff & Phelps in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

What is the market value of my Shares as of a recent date?

On November 21, 2016, the last full trading day before we confidentially notified the Company Board of our proposal to acquire the Company, the closing price of the Shares reported on The NASDAQ Global Select Market (“NASDAQ”) was $7.01 per share. On December 16, 2016, the last full trading day prior to the public announcement of our agreement in principle to acquire the Company, the closing price of the Shares reported on NASDAQ was $7.36 per share. On January 10, 2017, the last full trading day prior to the public announcement that the Company, Parent and the Offeror had entered into the Merger Agreement and that the Offeror would commence the Offer, the closing price of the Shares reported on NASDAQ was $8.49 per share. On January 17, 2017, the last full trading day prior to the commencement of the Offer, the closing price of the Shares reported on NASDAQ was $8.37 per share. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares pursuant to the Offer. See “The Offer—Section 6—Price Range of Shares; Dividends.”

Will the Merger occur if all the Shares are not tendered pursuant to the Offer?

If the Offer is completed, we will effect the Merger in accordance with the terms of the Merger Agreement and Section 251(h) of the DGCL. Under Section 251(h) of the DGCL, Parent, the Offeror and the Company will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger without prior notice to, or any action by, any other stockholder of the Company as soon as practicable following the consummation of the Offer. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If the Merger occurs, we will acquire any Shares not tendered in the Offer (other than certain excluded shares described in “Special Factors—Section 7—Summary of the Merger Agreement”) for an amount in cash, without interest and less any applicable tax withholding, equal to the Offer Price. See “Special Factors—Section 5—Effects of the Offer” and “The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.”

Is this the first step in a going-private transaction?

Yes. The purpose of the Offer is to acquire as many of the Shares as are tendered as a first step in acquiring the entire remaining equity interest in the Company. If the Merger is consummated following the completion of the Offer, the Shares will no longer be publicly owned and will cease to be listed on NASDAQ, and the Company will cease to be required to make filings with the SEC and to comply with SEC rules relating to public companies. See “The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.”

If I decide not to tender, how will the Offer affect my Shares?

As described above, if the Offer is consummated, we have agreed to consummate the Merger in accordance with the terms and conditions of the Merger Agreement. In the Merger, all remaining issued and outstanding Shares (other than certain excluded shares described in “Special Factors—Section 7—Summary of the Merger Agreement”) will be automatically converted into the right to receive cash in an amount equal to the price per Share paid in the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the consummation of the Offer without a subsequent offering period.

How long do I have to decide whether to tender pursuant to the Offer?

You have until the expiration date of the Offer to tender your Shares. The Offer currently is scheduled to expire at 5:00 P.M., New York City time, on February 15, 2017 (the “Expiration Date”, unless the Offeror has extended the Offer, in which event such term shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire). Pursuant to the terms of the Merger Agreement, we may (and, in accordance with the Merger Agreement, the Company may, in certain circumstances, obligate us to) extend the Offer from time to time, in which case we will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If we extend the Offer, we will not accept any Shares that have been tendered until the end of the extension period. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 3—Procedure for Tendering Shares.” A subsequent offering period will not be provided.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the Depositary and Paying Agent of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

v

What will happen to my stock options in the Offer and the Merger?

Outstanding options to purchase Shares under any Company benefit plan (each, an “Option”) are not sought to be tendered in or affected by the Offer. However, pursuant to the Merger Agreement, each Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and terminated and, after cancellation, will represent the right to receive, subject to any applicable withholding taxes, an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such stock option by (y) an amount equal to (A) the Offer Price, less (B) the per share exercise price of such Option.

What will happen to my restricted stock units in the Offer and the Merger?

Awards of restricted stock units outstanding under any Company benefit plan (each, an “RSU”) are not sought to be tendered in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, each RSU outstanding immediately prior to the Effective Time will be entitled, upon vesting, to an amount in cash equal to the Offer Price (plus accrued dividend equivalents, if any, through the Effective Time), subject to any applicable withholding taxes. RSUs held by persons whose positions or service with the Company will terminate as of the Effective Time by reason of the Offer and the Merger will automatically vest as of the Effective Time.

Have any stockholders already agreed to tender their Shares in the Offer?

No. We have not entered into any agreements with any of the Company’s stockholders with respect to their tender of Shares into the Offer. However, it is the intention of Mr. Calamos and Calamos Investments to tender their shares in the Offer. The Company has informed us that (a) as of December 30, 2016, the executive officers and directors of the Company (excluding Mr. Calamos) collectively owned 35,273 Shares (excluding Options and Shares issuable with respect to RSUs), representing approximately 0.2% of the then-outstanding Shares and (b) to its knowledge, after making reasonable inquiry, except to the extent tendering such Shares could subject a director or executive officer to liability under applicable securities laws, rules or regulations, including Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Company’s directors and executive officers currently intends to tender into the Offer any Shares held or owned by them. The foregoing does not include any Shares over which, or with respect to which, any such director or executive officer acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

How do I tender my Shares?

If you wish to accept the Offer and:

•	you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the certificates representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) (or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”) in connection with a book-entry delivery of Shares), and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent by the Expiration Date;

•	you are a record holder, but the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the Expiration Date, you may have three additional NASDAQ trading days to tender your Shares by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares”; or

•	you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal.

See “The Letter of Transmittal” and “The Offer—Section 3—Procedure for Tendering Shares” for more information.

Until what time can I withdraw tendered Shares?

You may withdraw your previously tendered Shares at any time until the Expiration Date, which is 5:00 P.M., New York City time, on February 15, 2017 (unless extended), and, if we have not accepted your Shares for payment by March 18, 2017, you may withdraw them at any time after that date up until we accept Shares for payment. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent, while you have the right to withdraw the Shares. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Offer—Section 4—Withdrawal Rights.”

When and how will I be paid for my tendered Shares?

If the conditions to the Offer are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $8.25 in cash, without interest (and less any applicable withholding taxes), promptly following the Expiration Date. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under Section 262 of the DGCL, the full text of which is set forth in Schedule C hereto. See “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences”) generally will not be subject to United States federal income tax on gains realized on the disposition of Shares pursuant to the Offer, unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States or (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. You are urged to read carefully “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” and to consult your own tax advisors as to the tax consequences applicable to you in your particular circumstances. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.”

Whom can I contact if I have questions about the Offer?

For further information, you can call D.F. King & Co., Inc., the Information Agent for the Offer, toll free at (800) 330-4627 and all other calls at (212) 269-5550.

To the Stockholders of Calamos Asset Management, Inc.

INTRODUCTION

CPCM Acquisition, Inc., a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Calamos Partners LLC, a Delaware limited liability company (“Parent”; the Offeror and Parent are collectively referred to in this Offer to Purchase as “we,” “us” or “our”, unless the context otherwise requires), is offering to purchase all issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Calamos Asset Management, Inc., a Delaware corporation (the “Company”), at a price of $8.25 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, and on the other terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

There is no financing condition to the Offer. However, following March 31, 2017, the Offeror will not be required to consummate the Offer and the Merger unless either the financing commitment available to Parent has been extended or substituted or the failure to obtain such extension or substitution is the result of a breach by Parent or the Offeror under the Merger Agreement. There is no minimum tender condition in order to consummate the Offer. The Offer is conditioned upon, among other things, that the number of Shares as to which a properly executed notices of appraisal have been received by the Company and not effectively withdrawn as of immediately prior to the expiration of the Offer (“Dissenting Shares”) does not exceed 15% of the outstanding Shares. The Offer is also subject to other conditions set forth in this Offer to Purchase. The Offeror expressly reserves the right, to the extent permitted by applicable law and the terms of the Merger Agreement, to waive any other term or condition of the Offer in its sole discretion. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 12—Conditions of the Offer.”

As of the date of this Offer to Purchase, we believe that no filings are required under any antitrust or competition laws. See “The Offer—Section 13—Certain Legal Matters; Regulatory Approvals.”

The purpose of the Offer is to acquire for cash as many of the Shares as possible as a first step in acquiring the entire remaining equity interest of the Company and taking the Company private. The second step in the transaction is the Merger described below.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 10, 2017, by and among Parent, the Offeror and the Company (together with any amendments or supplements thereto, the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares irrevocably accepted for purchase in the Offer, held in the treasury of the Company, or held at the commencement of the Offer by the Offeror, any person that owns, directly or indirectly, all of the outstanding stock of the Offer, or any direct or indirect wholly owned subsidiary of any such person and other than Dissenting Shares, will, by virtue of the Merger, and without action by the holder thereof, be automatically converted into the right to receive from the Offeror an amount in cash, without interest and subject to any applicable tax withholding, equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in “Special Factors—Section 7—Summary of the Merger Agreement.”

The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on February 15, 2017, unless the Offer is extended. We refer to such date as the “Expiration Date,” unless the Offeror has extended the Offer, in which event such term shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

The board of directors of the Company (the “Company Board”) (upon the recommendation of the special committee of the Company Board consisting of the independent and disinterested members of the Company Board (the “Special Committee”) has: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than the Affiliated Stockholders); and (iii) resolved to recommend that the holders of the Shares tender their Shares pursuant to the Offer.

For factors considered by the Special Committee and by the Company Board, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) will be furnished to stockholders herewith.

Pursuant to the Merger Agreement, the Merger will be effected under Section 251(h) of the Delaware General Corporation Law (“DGCL”). Under Section 251(h) of the DGCL, if, following the Offer, the Offeror and its affiliates (as defined in Section 251(h) of the DGCL) own such percentage of each class or series of the Company’s common stock that would be required for adoption of the Merger Agreement, no vote of stockholders is required to consummate the Merger. Because Parent owns all of the outstanding shares of the Company’s Class B common stock, and the Class B common stock, voting as a single class with the Shares, represents over 97% of the voting power of the Company required for adoption of the Merger Agreement, if the Offer is consummated, the requirements of Section 251(h) will be met. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Parent, the Offeror and the Company will consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of the Company as soon as practicable following the consummation of the Offer. Therefore, upon completion of the Offer, we will effect a merger of the Offeror with and into the Company in accordance with Section 251(h) of the DGCL and, thereafter, the Company will be a wholly owned subsidiary of Parent. See “The Offer—Section 13—Certain Legal Matters; Regulatory Approvals.”

No appraisal rights are available in the Offer. However, under the DGCL, if the Merger is effected, stockholders who did not tender their Shares pursuant to the Offer and who comply in all respects with Section 262 of the DGCL will have appraisal rights in connection with the Merger. See “The Offer—Section 13—Certain Legal Matters; Regulatory Approvals” and “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

If the Offer is not completed for any reason, we will review our options. These options include not taking any action at that time, including not purchasing any additional Shares, purchasing Shares from time to time in the open market or privately negotiated transactions, commencing a new tender offer, consummating a merger or other business combination with the Company, subject to compliance with applicable law, or a combination of two or more of the foregoing.

Certain U.S. federal income tax consequences of the exchange of Shares pursuant to the Offer and the Merger are described in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

Duff & Phelps, LLC, the financial advisor to the Special Committee, rendered its oral opinion to the Special Committee on January 10, 2017, which was subsequently confirmed by delivery of a written opinion dated as of the same date, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Duff & Phelps, LLC in preparing its opinion, the $8.25 per Share cash consideration to be received by the holders of Shares (other than the Offeror and its affiliates (including Calamos Investments) and members of the management of the Company, and other than with respect to Dissenting Shares) was fair, from a financial point of view, to such holders (without giving effect to any impact of the Offer and the Merger on any particular holder of Shares, other than in its capacity as a holder of Shares). The full text of Duff & Phelps, LLC’s written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Duff & Phelps, LLC in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

The Offeror has engaged D.F. King & Co., Inc. to act as information agent for the Offer (the “Information Agent”). We will pay all charges and expenses of the Depositary and Paying Agent, and the Information Agent. See “The Offer—Section 14—Fees and Expenses.”

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase and the related Letter of Transmittal and the Schedule 14D-9 contain important information and you should carefully read each in their entirety, together with annexes and schedules attached thereto, before you make a decision with respect to the Offer.

SPECIAL FACTORS

1. Background.

John P. Calamos, Sr., the Founder, Chairman of the Board and Global Chief Investment Officer of the Company, has over several years given consideration to various strategic alternatives for the Company, including a transaction in which an entity controlled by him would acquire all of the outstanding equity of the Company that was not owned by him or his affiliates. Mr. Calamos believed that the complex organizational structure of the Company and Calamos Investments, with the Company owning a 22.2% interest in Calamos Investments and serving as its managing member, could be confusing to existing and potential clients and others. Mr. Calamos also believed that the short-term focus expected of public company management could be adversely affecting the Company’s ability to implement long-term strategic planning.

In March 2016, John S. Koudounis was appointed as Chief Executive Officer of the Company, effective April 4, 2016, with the expectation that his appointment would contribute to the long-term growth of the Company. Among the issues considered by Messrs. Calamos and Koudounis was whether the Company’s existing corporate structure effectively supported the needs of clients and provided flexibility to pursue long-term strategic planning.

In October 2016, Parent engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) as its financial advisor in connection with the review of strategic alternatives including, among other things, a possible transaction involving the Company.

In October 2016, Messrs. Calamos and Koudounis informed certain independent members of the Board of Directors of the Company that they were considering various strategic alternatives that might include a going private transaction with respect to the Company. On October 18, 2016, the Board was formally notified that Messrs. Calamos and Koudounis were considering a strategic proposal, with a suggestion that it would be appropriate for the Board to appoint a special committee of independent directors to evaluate any proposal that might be made by Messrs. Calamos and Koudounis. On October 26, 2016, the Board adopted resolutions establishing the Special Committee, each of whose members was independent of Mr. Calamos and his affiliates and of management of the Company. The Special Committee engaged Morris, Nichols, Arsht & Tunnel LLP as its independent legal counsel, and also engaged Duff & Phelps LLC (“Duff & Phelps”) to act as its financial advisor. To facilitate the financial analysis by Duff & Phelps of any proposed transaction, management of the Company was directed to provide Duff & Phelps with management’s internal projections for the Company. These projections were also provided to BofA Merrill Lynch, and BofA Merrill Lynch and Duff & Phelps engaged in discussions concerning the projections, including the assumptions on which the projections were based. Around this time, counsel for the Special Committee engaged in discussions with Kramer Levin Naftalis & Frankel LLP, counsel engaged by Messrs. Calamos and Koudounis with respect to the potential transaction, concerning structure of the transaction and related issues.

On November 22, 2016, BofA Merrill Lynch delivered to Duff & Phelps (in its capacity as financial advisor to the Special Committee) a confidential financial analysis based upon the management projections.

Following consultations with BofA Merrill Lynch and internal discussions, later on November 22, 2016, Messrs. Calamos and Koudounis delivered a confidential letter to the Special Committee with a proposal to acquire all of the Company’s outstanding shares of Class A common stock at a price per share of $7.75 in cash. The letter stated that Mr. Calamos did not intend to sell the interests in the Company that he controlled, and that he would not expect to vote those interests in favor of an alternative transaction. The letter also stated that any transaction would have to be contingent on approval by the Special Committee. These positions were also conveyed by counsel for Messrs. Calamos and Koudounis to counsel for the Special Committee.

Duff & Phelps, on behalf of the Special Committee, and BofA Merrill Lynch, on behalf of Messrs. Calamos and Koudounis, continued their discussions, and in particular discussed the proposal from a financial point of view. Also, directly and through their respective financial advisors, the parties conducted various discussions concerning the proposal.

On November 30, 2016, Duff & Phelps informed BofA Merrill Lynch that the Special Committee considered the offer from Messrs. Calamos and Koudounis inadequate. Messrs. Calamos and Koudounis communicated to the Special Committee that, while they would consider any counterproposal that the Special Committee might wish to make, they would not be revising their proposal in the absence of such a counterproposal.

On December 6, 2016, the Special Committee, through Duff & Phelps, made a counterproposal to Messrs. Calamos and Koudounis of $8.75 per share. On the following day, December 7, 2016, in response to this counterproposal, Messrs. Calamos and Koudounis, acting through BofA Merrill Lynch, increased their proposal to $8.00 per share.

Duff & Phelps then requested that management provide certain additional information and clarifications with respect to the projections that management had previously furnished. The additional information was provided to Duff & Phelps on December 9, 2016.

Thereafter, on December 12, 2016, the Special Committee, again acting through its financial advisor, made another counterproposal to Messrs. Calamos and Koudounis of $8.35 per share.

On December 15, 2016, Messrs. Calamos and Koudounis, acting through BofA Merrill Lynch, communicated to the Special Committee a revised proposal of $8.13 per share. They also arranged for a draft prospective merger agreement to be furnished to counsel for the Special Committee. Counsel for the parties thereafter engaged in discussions concerning the non-financial terms of the draft merger agreement.

On Friday, December 16, 2016, the Special Committee responded with a counterproposal of $8.25 per share, and Messrs. Calamos and Koudounis responded by increasing their proposal to $8.20 per share. Messrs. Calamos and Koudounis indicated that the $8.20 proposal was predicated on the assumption that an agreement in principle would be announced before the opening of the markets on Monday, December 19, 2016.

On Saturday evening, December 17, 2016, counsel for the Special Committee delivered to counsel for Messrs. Calamos and Koudounis a markup of the draft merger agreement.

Over the course of the weekend, the parties’ legal and financial advisors discussed certain non-financial terms contained in the draft merger agreement. Among the issues under discussion were whether the merger agreement would include a so-called “majority of the minority” condition and various conditions to the offer. Messrs. Calamos and Koudounis indicated that they would be agreeable to a price of $8.25 per share, if the parties could come to agreement in principle on certain other principle terms of a transaction.

On Sunday, December 18, 2016, the parties, though their legal advisors, reached agreement in principle with respect to certain principal terms of the draft merger agreement. In particular, it was agreed that there would be no “majority-of the minority” condition, that there would be an “appraisal out” condition and that most of the representations and warranties of the Company included in the initial draft of the merger agreement would be eliminated. On this basis, on Sunday evening, December 18, 2016, the Special Committee met together with its advisors and approved an agreement in principle at a price of $8.25. It was the understanding of Messrs. Calamos and Koudounis that, although the parties had reached an agreement in principle on certain principal terms, the parties and their respective counsel would continue their negotiations to arrive at a definitive merger agreement.

Before the market opened on the following day, December 19, 2016, the Company issued a press release stating that it had reached an agreement in principle to be acquired by an entity formed by Messrs. Calamos and Koudounis. The release explained that pursuant to the agreement in principle, the entity would commence a tender offer to acquire all of the outstanding shares of Class A common stock of the Company at a price of $8.25 per share in cash and that promptly after the closing of the tender offer, any shares not tendered in the tender offer would be acquired in a second-step merger at the same cash price as paid in the tender offer. The press release also stated that the agreement in principle would be subject to the final negotiation and execution of a mutually satisfactory definitive merger agreement.

In the period following the announcement of the agreement in principle on December 19, 2016, the parties’ legal advisors continued to negotiate the terms of the merger agreement, and on December 21, 2016, counsel for Messrs. Calamos and Koudounis delivered to counsel for the Special Committee a revised draft merger agreement. Among the issues under negotiation were the conditions under which the tender offer period would be extended and the consequences of any potential inability of Messrs. Calamos and Koudounis to extend, or obtain a substitute for, the financing commitment for the offer, if the offer were to be extended. Messrs. Calamos and Koudounis also indicated that, notwithstanding earlier discussions, they would require a condition to the offer addressing possible suspension of activity in the debt markets.

On January 4, 2017, Mr. Calamos executed a commitment letter from a bank to provide financing for the tender offer and the second-step merger, with a termination date for the commitment of February 28, 2017 that was subsequently extended, on January 6, 2017, to March 31, 2017.

Following the extension of the bank commitment and further discussion among the parties and their advisors, it was agreed that following March 31, 2017, the Offeror would not be required to consummate the offer and the merger unless either the financing commitment had been extended or substituted, or the failure to obtain such extension or substitution was the result of a breach by Parent or the Offeror under the merger agreement. It was also agreed that, in the event that the Offer were extended past March 31, 2017 and the merger agreement were terminated under certain limited circumstances, the Company would declare and pay a special one-time cash dividend to all stockholders. Messrs. Calamos and Koudounis had originally proposed that the amount of any such dividend would be $0.415 per Share, but this amount was increased as a result of negotiation with the Special Committee to $0.65 per Share.

During the period following the announcement of the agreement in principle, the Special Committee met on numerous occasions with its advisors to consider various proposals regarding the terms of the merger agreement, and Messrs. Calamos and Koudounis had informal conversations with the chairman of the Special Committee to attempt to achieve consensus on the open issues.

On January 10, 2017, the parties and their respective legal advisors reached agreement on the terms of the definitive merger agreement. Early that evening the Special Committee met together with its advisors, and approved the merger agreement and recommended that the full Board approve the merger agreement, the offer and the merger and recommend that holders of Class A common stock tender their shares in the offer. The Board, upon recommendation of the Special Committee, then approved the merger agreement, the offer and the merger, and resolved to recommend the offer and the merger to the holders of the Class A common stock. The Merger Agreement was then executed by the parties as of January 10, 2017.

On the morning of January 11, 2017, the Company issued a press release announcing execution of the definitive merger agreement and stating, consistent with the December 19, 2016 press release, that an entity indirectly owned by Messrs. Calamos and Koudounis would be making a tender offer for the Class A common stock, to be followed by a merger, at the $8.25 price per share.

2. Purpose of and Reasons for the Offer; Plans for the Company.

We are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Our views should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares pursuant to the Offer.

Purpose of and Reasons for the Offer.

The purpose of the Offer is for Parent, through the Offeror, to acquire Shares as a first step in acquiring the entire equity interest in the Company and taking the Company private. The second step in the transaction is the Merger, in which all remaining issued and outstanding Shares (other than certain excluded shares described in “Special Factors—Section 7—Summary of the Merger Agreement” below) will, without the need for further action by any stockholder, be automatically converted into the right to receive the same price per Share as was paid in the Offer, without interest, and less any applicable tax withholding. Upon completion of the Merger, the Company will become a wholly owned subsidiary of Parent.

We determined to enter into the Merger Agreement and pursue the Offer over other possible strategic alternatives involving the Company, including maintaining the status quo, in light of our belief that the ownership structure of the Company and Calamos Investments may be confusing to our clients and other business constituencies, with adverse consequences for our business and prospects. The business of the Company is carried out by Calamos Investments, which is owned 77.8% by Parent and only 22.2% by the Company. While affiliates of Parent currently own only a minority of the outstanding Class A common stock of the Company, as a result of its ownership of the Class B common stock, Parent holds in excess of 97% of the voting power of all of the Company’s outstanding voting stock. We believe that structural change is necessary to achieve greater organizational transparency, and that such change will benefit our relationships with existing and potential clients and other constituencies, but we also believe that such change cannot be achieved while remaining a public company. We therefore believe that stockholders would be better served by receiving cash for their shares, at a premium to the market price prior to the initial announcement of the Offer, rather than by remaining public company stockholders.

We also believe that a fully private ownership structure will enable us to focus on carrying out our vision for the firm’s long-term growth, something that we believe is difficult with the short-term perspective of the public markets. Asset management companies such as ours, we believe, are particularly susceptible to the potential negative effects of a short-term strategic focus, and that for this reason we believe most comparable asset managers are not publicly held.

It is also our view that as a private company, we will be better positioned to service our existing and future clients. Our foundational principle has been the primacy of the needs of our clients. We believe that by managing the Company with same long-term perspective that the Company and its affiliates apply to the assets under their management, we will be able to better align the interests of the Company with the long-term needs of our clients and mutual fund shareholders.

In our opinion, there would be a number of benefits to Parent and to the Company that would follow from the Company becoming wholly owned by Parent and operating as a privately held company. These benefits include the following:

•	As a privately held company, the Company will have greater flexibility to operate with a view to the long-term without focusing on short-term operating earnings and the associated implications for public stockholders and market expectations. In particular, we believe the Company will be better positioned to address:

•	the challenges of reversing the reduction in assets under management that the Company has experienced in recent years;

•	changes to the Company’s cost structure, which we believe needs to be more closely aligned with revenue; and

•	the substantial challenges facing us and the asset management industry generally, including what we perceive are competitive pressures, particularly as a result of the growth of passive investment vehicles, the increasing regulatory burden placed on companies in the financial sector and general business and economic uncertainty.

•	By ceasing to be a public company, the Company will benefit from a substantial reduction of the time and attention required of management in order to comply with the obligations of being a public company, and the expenses associated with being a public company, including, without limitation, the burdens of preparing periodic reports and maintaining required controls as a public company under U.S. federal securities laws and the costs of maintaining investor relations staff and resources.

•	If the Company becomes wholly owned by Parent, the Company expects to obtain the benefits of the transaction without adversely affecting the Company’s core business and investment strategies or its portfolio management.

•	The other factors described under “Special Factors—Section 4—Our Position Regarding Fairness of the Transaction.”

In structuring the transaction as a tender offer followed by a merger, we considered, among other things, the following:

•	A cash tender offer followed by a merger is a transaction structure that is commonly used to effect an acquisition of the minority interests in a publicly traded company by a significant stockholder, and the Special Committee agreed to the proposed structure.

•	Because Parent controls over 97% of the voting power of the Company, the merger can be completed irrespective of the number of Shares that are tendered in the Offer, so that there is no minimum tender condition for the Offer, as would frequently be the case in transactions of this type.

•	The unaffiliated stockholders of the Company would likely receive the consideration in payment for their Shares sooner in a tender offer than if Parent proposed a one-step merger transaction, and the execution risks can be reduced.

•	Because Parent controls over 97% of the voting power of the Company, a one-step merger transaction could be approved irrespective of how any other stockholders cast their votes to approve the Merger, and could be approved by written consent of Parent without a vote.

•	If the Merger is completed, stockholders who did not tender their Shares pursuant to the Offer and who comply in all respects with Section 262 of the DGCL will have the right to demand appraisal of their Shares in connection with the Merger. See “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

We were aware of and considered the interests that certain executive officers and directors of the Company may have with respect to the Offer due to their interests as stockholders and otherwise, as described in “Special Factors—Section 11—Interests of Certain Persons in the Offer.”

The foregoing discussion summarizes the material factors we considered in our consideration of the Offer and the Merger. In view of the wide variety of factors we considered, the amount of information considered and the complexity of these matters, we did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching our determination. We considered these factors as a whole, and in their totality considered them to be favorable to, and support, our determination.

Plans for the Company

Following consummation of the Merger, we expect to operate the Company in substantially the same manner as it is currently being operated. The Company will survive the Merger as a wholly owned subsidiary of Parent. Upon consummation of the Merger, the officers of the Company will be designated as the officers of the surviving corporation. Although we believe that the Merger will afford us the opportunity to create organizational efficiencies, we do not at this time have any plans with respect to initiating any consolidation or reduction in operations or employee headcount. Any such decisions would be made based on, among other factors, the business requirements of the Company and our strategic, long-term vision for the Company, and will not be conditioned on the completion of the Offer, the Merger or any other transaction.

We expect to continue to review the Company’s business, assets, debt obligations, corporate and board structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or future developments.

Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization, consolidation or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend policy, or indebtedness or capitalization of the Company; (iv) any change in the present Company Board or management of the Company; or (v) any other material change in the Company’s corporate structure or business. For information regarding our plans if the Offer is not consummated, see “Special Factors—Section 6—Conduct of the Company’s Business if the Offer Is Not Consummated.”

3. The Recommendation by the Special Committee and the Company Board.

The Special Committee has (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; and (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than Parent and John P. Calamos, Sr. and their respective affiliates (excluding the Company), Calamos Investments and members of management of the Company). In addition, the Special Committee has recommended that the Company Board (i) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger, (ii) determine that the Offer and the Merger are in the best interests of the Company and its unaffiliated stockholders, and (iii) recommend that the holders of Shares tender their Shares pursuant to the Offer (the “Special Committee Recommendation”).

The Company Board (upon the recommendation of the Special Committee), has: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than the Affiliated Stockholders); and (iii) resolved to recommend that the holders of the Shares tender their Shares pursuant to the Offer (the “Board Recommendation”). A more complete description of the Special Committee’s and the Company Board’s reasons for approving the Offer and the Merger will be set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that will be mailed to the stockholders of the Company concurrently with this Offer to Purchase.

4. Our Position Regarding Fairness of the Transaction.

Solely for purposes of this “Section 4—Our Position Regarding Fairness of the Transaction,” all references to “we,” “us,” and “our” mean the Offeror, Parent, John P. Calamos, Sr. and John S. Koudounis.

The rules of the SEC require us to express our belief to unaffiliated stockholders of the Company as to the fairness of the Offer and the Merger.

Under the SEC rules governing “going private” transactions, we are required to express our belief as to the fairness of the Offer and the Merger to the “unaffiliated security holders” (as defined in Rule 13e-3 under the Exchange Act) of the Company (the “unaffiliated stockholders”). We are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the

Exchange Act. Our views should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares in the Offer.

We attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to us, and not necessarily most favorable to the unaffiliated stockholders, and, even though as stated further below, we believe that the Offer and the Merger are substantively and procedurally fair to the unaffiliated stockholders, we did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the unaffiliated stockholders. We did not participate in the deliberations of the Special Committee, or receive advice from the Special Committee’s legal or financial advisers, regarding the substantive or procedural fairness of the Offer and the Merger to the unaffiliated stockholders.

We believe that the Offer and the Merger are substantively fair to the unaffiliated stockholders based on the factors described below. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the Offer and the Merger:

•	The Offer Price represents a premium of approximately 12.1% over the closing price of the Shares on December 16, 2016, the last full trading day prior to the date on which we publicly announced our agreement in principle to acquire the Company. We also note that the Offer Price represents a premium of approximately 18.6% over the volume weighted average closing price of the Shares for the previous 30-trading day period ending December 16, 2016.

•	When subtracting the $6.12 in cash and cash equivalents per share anticipated, based on management’s projections, to be on the Company’s balance sheet at closing from both the Offer Price and the December 16, 2016 closing market price of the Shares (the last full trading day prior to the date on which we publicly announced our agreement in principle to acquire the Company), the net Offer Price per Share of $2.13 that is attributable to the business (net of cash and cash equivalents per share) represents a premium of approximately 71.8% over the net per share value attributable to the business of $1.24 implied by the December 16, 2016 closing market price of the Shares (net of cash and cash equivalents per share). We believe that it is appropriate to back out the cash and cash equivalents in this manner, because we believe such assets are essentially equal in value to their stated amount and should not be valued at any premium.

•	The negotiations between the Special Committee and its legal and financial advisors and us and our legal and financial advisors resulted in an increase of approximately 6.5% over the initial proposed offer price of $7.75 per Share.

•	If the Company did not pursue a transaction with us, we expected that the market price of the Shares would, in the near or short term, decline to or near the trading levels prior to the date on which we publicly announced our agreement in principle to acquire the Company. The closing price of the Shares was $7.36 on December 16, 2016.

•	The Offer Price reflects the fact that the Offeror already controls a majority of the voting power of the Company’s stock and, accordingly, the Offer and the Merger do not involve a change of control. As a result, we believe that the Offer Price should not be expected to, and does not, reflect any “control” premium.

•	The consideration to be paid in the Offer and the Merger is all cash, which provides certainty of value to the unaffiliated stockholders and provides them with the ability to invest the proceeds as they choose.

•	The Offer and the Merger will provide complete liquidity for the unaffiliated stockholders because they provide an alternative means whereby Shares may be sold that did not exist prior to the commencement of the Offer and also provide the unaffiliated stockholders with the opportunity to sell their Shares at the Offer Price without incurring all of the transaction costs typically associated with market sales.

•	The belief that no alternative bidder would be able to consummate an acquisition of the Company due to our unwillingness to sell our controlling interest in the Company in connection with any hypothetical transaction that might involve a proposed acquisition of the Company by some third party.

•	Certain other factors considered by the Special Committee in connection with the Special Committee Recommendation and the Board Recommendation, which we anticipate will be more fully described in the Schedule 14D-9 under the caption “Item 4. The Solicitation or Recommendation—Reasons for the Special Committee’s Recommendation” and “Item 4. The Solicitation or Recommendation—Reasons for the Board’s Recommendation”.

In addition, we believe that the transaction is procedurally fair to the unaffiliated stockholders of the Company, based on the following factors:

•	Each of the unaffiliated stockholders will be able to decide voluntarily whether or not to tender their Shares pursuant to the Offer and, if the Offer and the Merger are completed and any such stockholder has elected not to tender, the stockholder will be entitled to receive the same type and amount of consideration in the Merger that the stockholder would have received in the Offer.

•	The Special Committee was granted the exclusive power and authority to, among other things, (i) freely select its own legal, financial and other advisors, (ii) review and evaluate our proposal to acquire the Company (including whether to enter into discussions with respect thereto), (iii) review and evaluate the Company’s other available strategic alternatives (including remaining a public stand-alone entity) and (iv) negotiate or reject the terms of our proposal to acquire the Company, and any other potential transaction that may become available to the Company. We also agreed not to proceed with the transaction without approval from the Special Committee.

•	We did not participate in and did not have any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating position of the Special Committee.

•	The Special Committee was advised by its own advisors, including Morris, Nichols, Arsht & Tunnell LLP, as its legal counsel, Morrison & Foerster LLP as its tax counsel, and Duff & Phelps, LLC, as its financial advisor.

•	The Merger Agreement allows each of the Special Committee or the Company Board to withdraw or change its recommendation of the Offer or the Merger in certain circumstances and pay a modest termination fee.

•	The Offer will remain open for a minimum of 20 business days.

•	If the Merger is completed, stockholders who do not tender their Shares pursuant to the Offer and who comply in all respects with Section 262 of the DGCL in connection with the Merger will have the right to demand appraisal of their Shares.

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

•	Any unaffiliated stockholder who tenders its Shares pursuant to the Offer or has its Shares converted into the right to receive cash in the Merger would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company.

•	With respect to the Offer Price, our financial interest in acquiring the Shares for the lowest price possible is in conflict with the financial interest of the unaffiliated stockholders in selling their Shares for the highest price possible. Accordingly, our financial interests are adverse to the financial interests of the unaffiliated stockholders. In addition, as described under “Special Factors—Section 11—Interests of Certain Persons in the Offer,” certain officers and directors of the Company may have actual or potential conflicts of interest in connection with the Offer and the Merger.

•	The Shares have in the past traded at levels that exceed the Offer Price. Prior to the December 19, 2016 and the public announcement of our agreement in principle to acquire the Company, the closing price for the Shares had last exceeded the Offer Price on April 28, 2016. The Shares reached an all-time high closing price of $43.24 per share on April 10, 2006. This trading price history suggests that certain of the unaffiliated stockholders may have acquired their Shares at prices higher than the current trading levels.

•	The sale of Shares in the Offer or the Merger is generally taxable to the selling U.S. stockholders. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.”

Our consideration of the factors described above reflects our assessment of the fairness of the Offer Price payable in the Offer and the Merger to the unaffiliated stockholders in relation to the going concern value of the Company on a stand-alone basis. We implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. We did not, however, explicitly calculate a stand-alone going concern value of the Company. In light of the fact that we have, and will continue to have, control of the Company, and that we remain unwilling to sell our interest in the Company, we do not believe that it would be appropriate for the Shares held by unaffiliated stockholders to be valued on a basis that includes a “control” premium.

In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of the Company. The liquidation value was not considered because the Company is a viable going concern and we have no plans to liquidate the Company. Therefore, we believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative primarily of historical costs.

While we considered the trading history of the Shares, and noted that such trading history included prices above the Offer Price, we concluded that these factors were not conclusive in determining current value. In our judgment, the prices paid in the past for Shares are not indicative of the value of the Shares as of the date of this Offer in light of the Company’s current business operations and prospects.

We are not aware of any firm offers made by any third party to acquire the Company during the past two years and, in any event, we have no intention of selling our controlling interest in the Company. Third-party offers were not considered in reaching our conclusion as to fairness.

The foregoing discussion summarizes the material factors we considered in our consideration of the fairness of the Offer and the Merger. In view of the wide variety of factors we considered, the amount of information considered and the complexity of these matters, we did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching our determination. We considered these factors as a whole, and in their totality considered them to be favorable to, and support, our determination. Our view as to the fairness of the transaction to unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares in the Offer.

Certain Financial Analyses

On November 22, 2016, BofA Merrill Lynch, on behalf of Parent, presented to Duff & Phelps a financial analysis with respect to the indicative value of the Shares based on financial forecasts prepared by management of the Company. The materials used in connection with such presentation are filed as Exhibits (c)(1) and (c)(2) to the Rule 13e-3 Transaction Statement (the “Schedule 13E-3”), and are incorporated by reference herein in its entirety. BofA Merrill Lynch prepared its financial analysis for the sole purpose of facilitating Parent’s negotiations with the Special Committee and supporting Parent’s proposal to acquire the Company. Such analysis was not intended to constitute an opinion, report or appraisal to Parent or any other person, and does not address the fairness to any person of the Offer or the Merger. However, because the analysis was made available to Messrs. Calamos and Koudounis prior to its presentation to Duff & Phelps, a summary thereof is provided below. The summary below does not purport to be a complete description of the presentation materials furnished to Duff & Phelps or the financial analysis set forth therein, and is qualified in its entirety by reference to the presentation materials filed as Exhibits (c)(1) and (c)(2) to the Schedule 13E-3.

BofA Merrill Lynch’s analysis sets forth an indicative value for the Shares as the sum of (i) the estimated net amount of the Company’s cash, cash equivalents and other liquid assets per Share as of December 31, 2016, (ii) the estimated present value per Share of the Company’s 22.2% interest in the business assets and operations of Calamos Investments, and (iii) the estimated present value per Share of the Company’s net deferred tax assets.

In order to arrive at an estimate of the Company’s cash, cash equivalents and other liquid assets as of December 31, 2016, BofA Merrill Lynch adjusted the amount of such amounts reflected on the Company’s balance sheet as of September 30, 2016 for changes in deferred taxes in the fourth quarter of 2016, a distribution of cash by Calamos Investments to the Company, the payment of the Company’s regular quarterly dividend in November 2016, and the receipt of proceeds of a loan repayment, all as estimated by Company management. This calculation resulted in an estimated amount of cash, cash equivalents and other liquid assets of $6.10 per Share.

BofA Merrill Lynch calculated a present value of the standalone unlevered, after-tax free cash flows that Calamos Investments was projected to generate during fiscal years 2017 through 2023, based on the forecasts prepared by Company management, and a terminal value for Calamos Investments, which BofA Merrill Lynch determined by applying a perpetual growth rate of 3.0% to Calamos Investments’ fiscal year 2023 estimated earnings before interest, taxes, depreciation and amortization. The cash flows and terminal value were then discounted to present value as of December 31, 2016 using a discount rate of 15%, which was based on an estimate of the Company’s weighted average cost of capital. This analysis indicated an implied value of the Company’s 22.2% equity interest in the business assets and operations of Calamos Investments of $1.05 per Share.

BofA Merrill Lynch then calculated the estimated present value of the Company’s net deferred tax assets based on utilization assumptions of Company management and an assumed tax rate of 37%. The gross value of the net deferred tax assets was discounted to present value as of December 31, 2016 using a discount rate of 15%, which was based on an estimate of the Company’s weighted average cost of capital. This analysis resulted in an implied value of the Company’s net deferred tax assets of $0.58 per Share.

The indicative value of the Shares, determined as the sum of the foregoing amounts, was $7.73 per Share.

A second presentation containing certain financial analysis, dated December 1, 2016, prepared by BofA Merrill Lynch and made available to Messrs. Calamos and Koudounis, is also filed as an exhibit to the Schedule 13E-3. This presentation was an attempt to understand how Duff & Phelps arrived at certain valuation metrics communicated by Duff & Phelps to BofA Merrill Lynch, and does not reflect BofA Merrill Lynch’s view of the appropriate manner in which the Company or its businesses should be valued.

BofA Merrill Lynch

Parent has retained BofA Merrill Lynch to act as its financial advisor in connection with the Offer and the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Parent selected BofA Merrill Lynch to act as Parent’s financial advisor in connection with the Offer and the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Offer and the Merger and its reputation in the investment community.

The type and amount of consideration payable in the Offer and the Merger was determined through negotiations between the Special Committee and Parent, rather than by any financial advisor, and was approved by the Company’s and Parent’s respective boards of directors. The decision to enter into the Merger Agreement was solely that of the Company’s and Parent’s respective boards of directors. As described above, BofA Merrill Lynch’s analyses should not be viewed as determinative of the views of the Company’s or Parent’s respective boards of directors or managements, or the Special Committee with respect to the Offer, the Merger or the Offer Price.

Parent has agreed to pay BofA Merrill Lynch for its services in connection with the Offer and the Merger an aggregate fee of $2,000,000, all of which is contingent upon the completion of the Offer and the Merger. In addition, in the sole discretion of Parent, a discretionary fee of up to $500,000 may be payable to BofA Merrill Lynch immediately prior to or upon completion of the Offer and the Merger. Parent also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as manager and underwriter for the initial public offering of Calamos Dynamic Convertible and Income Fund and (ii) having provided or providing certain derivative, foreign exchange and other trading services and products to the Company. From December 1, 2014 through November 30, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from the Company of approximately $8.5 million for investment and corporate banking services.

5. Effects of the Offer and the Merger.

Following the consummation of the Offer, we will own a majority of the voting power attributable to shares of common stock of the Company, and we will consummate a merger in accordance with the terms of the Merger Agreement and the DGCL pursuant to Section 251(h) of the DGCL without a vote of, or prior notice to, the Company’s stockholders.

In the Merger, each then issued and outstanding Share (other than certain excluded shares described in “Special Factors—Section 7—Summary of the Merger Agreement” below) will be automatically converted into the right to receive the same price per Share as was paid in the Offer, without interest, and less any applicable tax withholding. In connection with the Merger, stockholders who comply in all respects with Section 262 of the DGCL will have the right to demand appraisal of their Shares. See “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

As a result of the Offer, our interest in the Company’s net book value and net earnings and/or net loss attributable to the Company will increase to the extent of the number of Shares we acquire. Assuming the Merger is consummated, our interest in the Company’s net book value and net earnings and/or net loss attributable to the Company would increase to 100%, and we would be entitled to all other benefits resulting from our 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, we would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the consummation of the Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by the Company’s operations or decline in the value of the Company.

The Shares are currently registered under the Exchange Act and are listed on NASDAQ under the symbol “CLMS.” If the Offer is consummated, but the Merger is not consummated for any reason following the consummation of the Offer, the purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, each of which could, during the period after the consummation of the Offer and prior to consummation of the Merger, affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ resulting in the Shares ceasing to be listed on NASDAQ.

Upon consummation of the Merger, there will be no public market for the Shares, the Shares will cease to be quoted on NASDAQ and price quotations with respect to the Shares will no longer be available. In addition, after the Merger (or, depending on the results of the Offer, after the Offer), registration of the Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to the Company. In addition, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. See “The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.”

6. Conduct of the Company’s Business if the Offer Is Not Consummated.

If the Offer is not completed for any reason we will review our options. Our options would include, among other things:

•	not taking any action at that time, including not purchasing any additional Shares;

•	purchasing Shares from time to time in the open market or privately negotiated transactions;

•	commencing a new tender offer;

•	consummating a merger or other business combination with the Company, subject to compliance with applicable law; or

•	a combination of two or more of the foregoing.

If we were to pursue any of these alternatives, it might take considerably longer for the unaffiliated stockholders to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares pursuant to the Offer.

No assurance can be given as to whether we would seek to acquire additional Shares or as to the price per Share that may be paid in any such future transaction or acquisition of Shares or the effect any such actions could have on trading price of the Shares.

7. Summary of the Merger Agreement.

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is included as an exhibit to the Schedule TO that we have filed with the SEC on January 18, 2017 and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in “The Offer—Section 8—Certain Information Concerning the Company.” You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Merger and certain aspects of the Offer. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about the Company or the transactions contemplated by the Merger Agreement that are contained in public reports filed by us or the Company with the SEC.

The Offer. The Merger Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in “The Offer—Section 12—Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date. The parties have agreed that the initial Expiration Date will be 5:00 P.M., New York City time, on February 15, 2017 (which is the twenty-first (21st) business day following commencement of the Offer, as calculated pursuant to Rule 14d-1 under the Exchange Act). The Merger Agreement also established the conditions for the Offer (the “Offer Conditions”).

We will (a) extend the Offer for the minimum period required by any law or judgment, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer, and (b) extend the Offer for one or more successive extension periods of not more than five (5) business days per extension (or such longer periods as may be approved in advance by the Special Committee) if, at the time the Offer is scheduled to expire, any of the Offer Conditions is not satisfied and has not been waived (to the extent waivable), in order to permit the satisfaction of all of the Offer Conditions.

In addition, we may extend the Offer for one or more successive extension periods of not more than five (5) business days each (or any longer period as may be approved in advance by the Special Committee), if, at any then-scheduled expiration of the Offer occurring on or after March 31, 2017, all of the Offer Conditions are satisfied or waived (to the extent waivable) and the Debt Commitment Letter has expired and a Substitute Financing Debt Commitment Letter has not been obtained by us or our affiliates (in each case, other than as a result of certain breaches by us under the Merger Agreement relating to the financing); provided that the Offeror shall not be required to accept for payment, and pay for, any Shares after March 30, 2017 except if (y) we or our affiliates have obtained an extension of the Debt Commitment Letter or a Substitute Financing Debt Commitment Letter that is available through the date that is three (3) business days following the then-scheduled expiration of the Offer or (Z) the expiration of the Debt Commitment Letter or the failure by us or our affiliates to obtain a Substitute Financing Debt Commitment Letter that is available through the date is that is three (3) business days following the then-scheduled expiration of the Offer is a result of certain breaches by us under the Merger Agreement related to the financing.

In no event shall we be required to extend the Offer beyond the close of business on May 17, 2017 (the “Termination Date”).

See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 12—Conditions of the Offer”.

Board Recommendation. The Company has represented to us in the Merger Agreement that, the (i) Special Committee and the Company Board (upon the recommendation of the Special Committee) have (I) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger, and (II) determined that the Offer and the Merger are in the best interest of the Company and the Company’s stockholders (other than Parent, the Offeror and their affiliates (other than the Company) Calamos Investments and members of management of the Company), and (ii) the Company Board (upon the recommendation of the Special Committee) has resolved to recommend that the holders of the Shares tender their Shares pursuant to the Offer.

The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, and in accordance with the relevant provisions of the DGCL, at the effective time of the Merger (the “Effective Time”), the Offeror will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Certificate of Incorporation, By-laws, Directors and Officers of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Company will be amended and restated in the Merger, and as so amended and restated will be the certificate of incorporation of the surviving corporation after the Effective Time and (ii) the by-laws of the Company will be amended and restated in the Merger, and as so amended and restated will be the by-laws of the surviving corporation after the Effective Time. The directors of the Offeror immediately prior to the Effective Time shall be the directors of the surviving corporation following the Merger. The officers of the Company immediately prior to the Effective Time shall be the officers of the surviving corporation following the Merger. See Schedule A—Information Concerning the Executive Officers and Directors of CPCM Acquisition, Inc., Calamos Family Partners, Inc. and Calamos Partners LLC.”

Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than the Shares described in the following two sentences) will be converted into the right to receive from the Offeror the Merger Consideration, without interest, and when so converted, will cease to exist. All Shares that (i) are irrevocably accepted for purchase or exchange in the Offer, (ii) are held in the treasury of the Company or (iii) were owned at the commencement of the Offer by the Offeror, any person that owns, directly or indirectly, all of the outstanding stock of the Offeror, or any direct or indirect wholly-owned subsidiary of the foregoing (the “Section 251(h) Entities”), will, by virtue of the Merger be cancelled, and no consideration will be delivered with respect to such Shares. The Shares of stockholders who have submitted and not effectively withdrawn or otherwise lost or failed to perfect a demand for appraisal rights shall not be converted into the right to receive the Merger Consideration, but rather the holders of such Shares shall be entitled to be paid in cash the fair value of their Shares in accordance with Section 262 of the DGCL. Each share of common stock of the Offeror that is issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) share of common stock of the surviving corporation.

Treatment of Company Options. Effective as of immediately prior to the Effective Time, (i) each option to purchase Class A Common Stock outstanding under any Company benefit plan (“Company Options”) outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and terminated as of the Effective Time and (ii) each holder of each such Company Option shall be paid by the surviving corporation promptly after the Effective Time, an amount in cash (without interest), less any applicable tax withholding, if any, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Company Option immediately prior to the Effective Time, by (y) an amount equal to (A) the Merger Consideration, less (B) the per share exercise price of such Company Option.

Treatment of Company RSU Awards. Each award of restricted stock outstanding under any Company benefit plan (“Company RSU Award”) held by a director, officer or employee of, or consultant to, the Company or any of its subsidiaries outstanding immediately prior to the Effective Time shall cease to be entitled to one Share upon vesting of the Company RSU Award and instead shall be entitled upon vesting to the Merger Consideration (and, to the extent, if any, provided under the terms of the applicable awards, an amount equal to the cash dividends that would have been received with respect to one Share during the period from the grant date of such Company RSU Award through the Effective Time, but not thereafter, and (ii) each Company RSU Award outstanding immediately prior to the Effective Time which vests in whole or in part on the basis of the achievement of performance goals shall be subject to appropriate and equitable modification of the applicable performance goals by the committee of the Company Board administering such Company RSU Awards reasonably necessary to reflect the expected effect of the Merger on such performance goals. If by reason of the transactions contemplated by the Merger, a position with the surviving corporation of a holder of a Company RSU Award will terminate as of the Effective Time (including, for the avoidance of doubt, as a result of resignation or removal of directors as contemplated by the Merger Agreement), such Company RSU Award shall be deemed to vest as of the Effective Time.

Representations and Warranties. As defined in the Merger Agreement, and for purposes of the Offer, “Material Adverse Effect” means any change, development or event that, individually or in the aggregate, has a material adverse effect on the results of operations, business or financial condition of the Company and its subsidiaries taken as a whole; provided, that the term “Material Adverse Effect” shall not include any of the following, and in determining the existence of a Material Adverse Effect none of the following nor any such effect, development or event relating to or arising from the following shall be considered:

•	changes in the economic, political or financial conditions generally in the United States or other countries in which the Company or any of its subsidiaries conducts operations;

•	the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company or its subsidiaries conducts operations;

•	changes generally affecting the industries in which the Company and its Subsidiaries conduct operations;

•	changes in any applicable laws or GAAP or principles, interpretations or enforcement thereof;

•	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•	any changes in the trading price of Shares or the trading volume of Shares or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided, that the underlying causes of such change or failure, if not otherwise contemplated by these clauses, may be considered in determining whether there was a Material Adverse Effect;

•	any effect, development or event primarily resulting directly or indirectly from the execution, announcement, pendency or consummation of the Merger Agreement or the transactions contemplated thereby, including any legal proceeding, departures of officers or employees, changes in relationships with suppliers or customers or any effects, developments or events arising from the terms of, or rights of any suppliers or customers under, any contracts with the Company or its subsidiaries or other business relations to the extent resulting therefrom (including, without limitation, a reduction in assets under management),

•	any effect, development or event primarily resulting from (I) any action required to be taken or omitted by the Company pursuant to the Merger Agreement, (II) any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or the Offeror, or (III) any action taken by Parent or the Offeror, provided that, with respect to clause (II), the underlying causes of such action or omission, if not otherwise contemplated by these clauses, may be considered in determining whether there was a Material Adverse Effect, or

•	any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Merger Agreement or any of the transactions contemplated thereby, including allegations of a breach of fiduciary duty, including by members of the Company Board or any Company officer or alleged misrepresentation in public disclosure;

except for, in the case of the first five bullets above, effects resulting from any change, event, circumstance or development that has had a disproportionate adverse effect on the Company or any Company subsidiary compared to other companies operating in the industries in which the Company or its subsidiaries operate, but only to the extent of the incremental disproportionate impact.

In the Merger Agreement, the Company has made representations and warranties to Parent and the Offeror with respect to, among other matters:

•	corporate matters related to the Company, such as organization, good standing and qualification, capitalization and corporate authority;

•	the recommendations of the Special Committee and the Company Board;

•	required consents and approvals, and no violations of laws or governance documents;

•	the receipt of an opinion from the Special Committee’s financial advisor and brokers’ fees; and

•	information included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9, the Schedule 13E-3 and in any proxy or information statement to be sent to stockholders in connection with the Merger.

Each of Parent and the Offeror has made representations and warranties to the Company with respect to, among other matters, organization, good standing and qualification, corporate authority, information to be included in the Schedule 14D-9, the Schedule 13E-3 and the Offer Documents, required consents and approvals, and no violations of laws, or governance documents, the absence of litigation, sufficiency of funds, brokers’ fees, solvency, stock ownership and financing.

The Merger Agreement and this summary of the representations and warranties contained in the Merger Agreement are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company, the Offeror or Parent. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which the Offeror may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establish matters as facts. The representations and warranties also may not be accurate or complete as of any specified date and may be subject to a contractual standard of materiality different from those generally applicable to stockholders.

Covenants. The parties have agreed to a number of covenants in the Merger Agreement, including among others the covenants described below.

Interim Operations. The Merger Agreement obligates the Company and its subsidiaries to operate and conduct the business of the Company and its subsidiaries in the ordinary course. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries, which provide that the Company will not take, and will not permit any of its subsidiaries to take (without the prior written consent of Parent and without the prior written consent of the Board to the extent consistent with past practice of the Company (not to be unreasonably withheld or delayed), certain actions, except as required by applicable law or expressly contemplated by the Merger Agreement, including, among other things and subject to certain exceptions and materiality thresholds:

•	(i) adjust, split, combine or reclassify any of its capital stock or other equity interests or (ii) set any record dates or payment dates for the payment of any dividends or distributions on its capital stock, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, other than, in each case, any such dividends or distributions from any Company subsidiary to the Company or any other Company subsidiary;

•	issue, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests, or propose to do any of the foregoing other than pursuant to Company Options or Company RSU Awards existing as of the date of the Merger Agreement;

•	amend its certificate of incorporation, bylaws or other organizational documents in any manner;

•	merge or consolidate with any other person, or acquire any assets or capital stock of any other person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

•	(i) incur any long-term indebtedness for money borrowed or guarantee any such indebtedness of another person in excess of $5,000,000, individually, or $10,000,000, in the aggregate, other than in the ordinary course of business, or (ii) make, or commit to make, any individual capital expenditures in excess of $5,000,000, other than in the ordinary course of business;

•	except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting;

•	enter into any new employment agreements with, or increase the compensation of, any officer or director of the Company or any Company subsidiary (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or such Company subsidiary), other than as required by law or by written agreements in effect on or prior to the date of the Merger Agreement with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any Company benefit plan or accelerate the vesting or any payment under any Company benefit plan, other than in the ordinary course of business;

•	settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to (i) the Company or the Company subsidiaries, other than in the ordinary course of business, or (ii) the Merger or the transactions contemplated by the Merger Agreement, except for, after reasonable consultation with Parent, settlements that are solely to provide additional disclosure in the Schedule 14D-9;

•	sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person, except (i) in the ordinary course of business, (ii) pursuant to an agreement in effect on the date of the Merger Agreement, or (iii) dispositions of obsolete assets;

•	make an investment in, or loan to, any person, except the Company or the Company subsidiaries, and except to the directors of the Company pursuant to any advancement obligations existing as of the date of the Merger Agreement, other than in the ordinary course of business; or

•	enter into, terminate or amend any material contract other than in the ordinary course of business; or

•	enter into any agreement to, or make any commitment to, take any of the foregoing actions.

Acquisition Proposals. The Merger Agreement provides that the Company will not, and the Company will not direct any of the Company subsidiaries or any of the Company’s or the Company’s subsidiaries respective representatives, to, directly or indirectly, (a) initiate, solicit, or knowingly encourage, induce or assist any inquiry or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement), (b) execute or enter into any Contract with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), (c) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company subsidiaries or afford access to the business, properties, assets, books, records or personnel of the Company or any of the Company subsidiaries to any person (other than Parent, Offeror, or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (d) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding the foregoing, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, (i) the Company Board and the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal and (ii) if the Company Board or any committee thereof (including the Special Committee) determines in good faith (A) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement) and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would result in a breach of its fiduciary duties, then the Company and its representatives may, in response to such Acquisition Proposal, (x) furnish access and non- public information with respect to the Company and Company subsidiaries to the person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement and (y) participate in discussions and negotiations regarding such Acquisition Proposal.

Change of Recommendation. The Merger Agreement provides that the Company Board or any committee thereof (including the Special Committee) shall not (i) withdraw, modify or amend the Board Recommendation in any manner materially adverse to Parent, (ii) approve, endorse or recommend an Acquisition Proposal or (iii) at any time following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger as promptly as practicable after a request in writing thereof by Parent (any of the above, an “Adverse Company Recommendation”); provided that Parent may not request the Company Board or any such committee to reaffirm its approval or recommendation on more than four (4) occasions. Despite the foregoing restrictions, the Merger Agreement permits the Company Board or any committee thereof (including the Special Committee) to make an Adverse Company Recommendation in response to a Superior Proposal received by the Company Board or any committee thereof (including the Special Committee) after the date of the Merger Agreement, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary duties , but only if (i) the Company shall have first provided Parent prior written notice, at least three (3) business days in advance, that the Company Board or such committee intends to make such Adverse Company Recommendation and is prepared to terminate the Merger Agreement and to enter into a contract with respect to such Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any contracts that are proposed to be entered into with respect to such Superior Proposal; and (ii) during the three (3) business days after the receipt of such notice by Parent (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent of a two business day period which may, in whole or in part, run concurrently with the initial three business day period), the Company shall have negotiated, and shall have caused its representatives to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that there is no longer a basis for such Adverse Company Recommendation.

In addition, the Company Board or any committee thereof (including the Special Committee) may make an Adverse Company Recommendation in response to an Intervening Event (as defined in the Merger Agreement), if it has determined in good faith (after consultation with its outside legal counsel) that the failure to effect an

Adverse Company Recommendation is reasonably likely to be inconsistent with its fiduciary obligations under applicable law, but only if (i) the Company shall have first provided Parent prior written notice, at least three (3) business days in advance, that the Company Board or such committee intends to make such Adverse Company Recommendation; and (ii) during the three (3) business days after the receipt by Parent of such notice, the Company shall have negotiated, and shall have caused its representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a basis for such Adverse Company Recommendation.

Fees and Expenses. Each party will bear its own costs and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

Indemnification and Insurance. The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of individuals who on or prior to the Effective Time were directors or officers of the Company (“Covered Persons”) as provided in the Company’s certificate of incorporation, bylaws, or the organizational documents of any subsidiary of the Company (each as in effect as of the date of the Merger Agreement) or any indemnification agreement between such Covered Person and the Company or any of its subsidiaries will survive the Merger. In addition, for six years from the Effective Time, the surviving corporation will maintain provisions of the charter and by-laws with respect to limitation of liabilities of directors and indemnification and advancement of expenses to current and former directors and officers of the Company and its subsidiaries no less favorable to the provisions set forth in such documents as of the date of the Merger Agreement. Without limiting the foregoing, from the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, Parent and the surviving corporation shall, jointly and severally, indemnify and hold harmless each Covered Person against all claims, losses, liabilities, damages, judgments, settlements, fines, fees, costs or expenses, including reasonable attorneys’ fees (including attorneys’ fees incurred in advance of the final disposition of any such claim, action, suit, proceeding or investigation referred to below) and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law.

The Company will obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby) for the period beginning upon the Effective Time and ending six years from the Effective Time, covering each Covered Person on terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to each Covered Person than those of such policies in effect on the date of the Merger Agreement. Parent will cause such policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the surviving corporation.

If the Company does not obtain, or the surviving corporation does not maintain, such “tail” insurance policies, then the surviving corporation shall provide, for a period of not less than six (6) years after the Effective Time, the Covered Persons who are currently covered by the Company’s existing director and officer insurance policy with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy. Under the terms of the Merger Agreement, such insurance is required to be maintained only to the extent that such annual premium amount is not in excess of 300% of the annual premiums currently paid by the Company for such insurance.

Filings; Other Actions; Notification. The Merger Agreement provides that, each of the parties thereto will use its reasonable best efforts to take or cause to be taken all actions, and do all things reasonably necessary, proper or advisable to consummate and make effective the Offer, the Merger and the transactions contemplated by the Merger Agreement as soon as practicable. The Company and Parent have agreed to provide all information reasonably necessary or advisable in connection with the Offer Documents, Schedule 14D-9, Schedule 13E-3 or other statements, filings or notices made on behalf of such parties or their subsidiaries in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Company, Parent and the Special Committee have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement.

Financing. Parent has delivered to the Special Committee a commitment letter (the “Debt Commitment Letter”) from the financial institutions identified therein (the “Debt Financing Sources”), providing, subject to the terms and conditions therein, for debt financing in the amounts set forth therein (the “Debt Financing”). The only conditions precedent related to the obligations of the Debt Financing Sources to fund the full amount of the Debt Financing are those expressly set forth in the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent will promptly notify the Special Committee in writing and Parent and the Offeror will, and will cause their affiliates (including John P. Calamos, Sr.) to, use their commercially reasonable efforts to arrange and obtain, as promptly as practicable, in replacement thereof, alternative financing (including from alternative sources) in an amount at least equal to the amount available under the Debt Commitment Letter (or a lesser amount if determined by Parent) not less favorable to the borrower than the terms and conditions set forth in the Debt Commitment Letter (“Substitute Financing”). Parent will deliver to the Special Committee any debt commitment letters providing for the Substitute Financing (the “Substitute Financing Debt Commitment Letter”).

Restrictions on Transfer of Common Stock; Appraisal. Until the Effective Time, no Section 251(h) Entity is permitted to transfer any shares of common stock of the Company or any ownership interests in Calamos Investments held by it as of the date of the Merger Agreement, except as provided herein. Such transfers will be permitted to a person that is a Section 251(h) Entity on the date of commencement of the Offer and at the time of such transfer, if (i) the transferee is a CFP Permitted Transferee (as such term is defined in the Company’s certificate of incorporation), and (ii) following such permitted transfer, the Class B Common Stock held by the Section 251(h) Entities represents, in the aggregate, a majority of the voting power of the outstanding shares of common stock of the Company. Until the Effective Time, we will not, and we will cause our affiliates to not, demand appraisal of any shares of common stock of the Company owned, beneficially or of record, by any of us or our affiliates.

Other Covenants. The Merger Agreement contains additional agreements between the parties relating to, among other matters:

•	the coordination of press releases and other public announcements or filings relating to the Offer and the Merger;

•	actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the Merger Agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the de-listing of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act after the Effective Time;

•	sharing of information between the parties, including all information as may be reasonably necessary or advisable in connection with the Offer, the Schedule 14D-9, the Schedule 13E-3 or any other filing; and

•	notice of any shareholder litigation.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the parties’ respective obligations to effect the Merger are subject to the satisfaction at or prior to the Effective Time, of the following conditions:

•	Offeror shall have accepted for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

•	No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, or any order, decree or ruling (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Termination. The Merger Agreement provides that it may be terminated, and the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be abandoned, at any time prior to the Effective Time:

•	by mutual written agreement of Parent, Offeror and the Company;

•	by either Parent or the Company, if the Merger is not consummated by the Termination Date; provided that the right to terminate pursuant to this provision is not available to any party whose (or whose affiliate’s) breach of any representation, warranty or covenant under the Merger Agreement has caused or resulted in the failure of the Merger to be consummated on or before the Termination Date;

•	by either Parent or the Company, if a court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or any non-appealable final order, decree or ruling, or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, Shares pursuant to the Offer or consummation of the Merger; provided that a party shall not be permitted to terminate pursuant to this provision if a breach of any representation, warranty or covenant under the Merger Agreement by such party (or any Affiliate of such party) has been the principal cause of or resulted in the issuance of any such order, decree, ruling or other action; or

•	by the Company, in the event that (i) the Company is not then in material breach of the Merger Agreement, (ii) Parent and/or Offeror shall have breached or otherwise violated any of their respective covenants or agreements, or other material obligations under the Merger Agreement, or any of the representations and warranties of Parent and Offeror set forth in the Merger Agreement shall have become inaccurate, which breach, violations or inaccuracies would reasonably be expected to have any change, effect, event or occurrence that prevents or materially impedes, interferes with, hinders or delays (a) the consummation by Parent or the Offeror of the Merger or any of the transactions contemplated thereby on a timely basis, or (b) the compliance by Parent or the Offeror of its obligations under the Merger Agreement that are material to the timely consummation of the Merger and the transactions contemplated thereby (a “Parent Material Adverse Effect”) and (iii) such breach, violation or inaccuracy described in clause (ii) is not capable of being cured or is not cured within twenty (20) business days following the Company’s delivery of written notice to Parent of such breach or violation; or

•	by Parent, in the event that (i) (A) Parent and Offeror are not then in material breach of the Merger Agreement, (B) the Company shall have breached or otherwise violated any of its material covenants or agreements or other material obligations under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall have become inaccurate, in either case such that the Offer Conditions are not capable of being satisfied by the Termination Date, and (C) such breach, violation or inaccuracy described in clause (B) is not capable of being cured or is not cured within twenty (20) business days following Parent’s delivery of written notice to the Company of such breach or violation, or (ii) there has been a Material Adverse Effect such that any of the Offer Conditions are not capable of being satisfied by the Termination Date; or

•	by the Company, in the event that (i) the Company Board shall have effected an Adverse Company Recommendation and (ii) the Company pays Parent a fee of $2,500,000 (the “Termination Fee”) payable to Parent; or

•	by Parent, in the event that (i) the Company Board or any committee thereof (including the Special Committee) shall have effected or resolved to effect an Adverse Company Recommendation, or (ii) a tender or exchange offer relating to the Company’s securities shall have been commenced by a person unaffiliated with Parent and (A) the Company shall not have sent to the holders of Shares pursuant to Rule 14D-9 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer and reaffirming the Company Board’s recommendation that the holders of the Shares tender their Shares to the Offeror pursuant to the Offer or (B) the Company Board or any committee thereof (including the Special Committee) shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer; provided, that any such termination must occur within the earlier of the business day prior to the Termination Date and five (5) business days of the event triggering such termination right. In the event the Merger Agreement is terminated by Parent pursuant to this provision, the Company shall pay to Parent the Termination Fee; or

•	by the Company (A) if, for any reason, the Offeror shall have failed to commence the Offer by the date that is seven (7) business days after the date of the Merger Agreement, (B) upon two (2) business days’ notice to Parent, if, for any reason, the Offeror shall have failed to irrevocably accept for purchase (on the terms and subject to the conditions set forth in the Merger Agreement and the Offer) all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended), or (C) upon any inaccuracy in the representation in the Merger Agreement related to the Offeror’s stock ownership or any breach of the covenant in the Merger Agreement related to transfers of Class B Common Stock.

Effect of Termination. If the Merger Agreement is terminated, subject to certain exceptions described in the Merger Agreement, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party thereto; provided, however, no termination will relieve any party thereto from liability or damages to the other party resulting from any willful or intentional material breach of the Merger Agreement. If the Merger Agreement is terminated in accordance with its terms, the Offer will also be terminated.

Special Dividend. In the event that, after the occurrence of a Financing Extension, the Merger Agreement is terminated by (i) by either Parent or the Company, if the Merger is not consummated by the Termination Date, or (ii) by the Company (A) if, for any reason, the Offeror shall have failed to commence the Offer by the date that is seven (7) business days after the date of the Merger Agreement, (B) upon two (2) business days’ notice to Parent, if, for any reason, the Offeror shall have failed to irrevocably accept for purchase all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer, in each case, as permitted under the terms of the Merger Agreement, the Company shall declare, and neither the Parent nor the Offeror shall take any action to prevent the Company from declaring, as promptly as practicable and in any event within two (2) business days of such termination, a special one-time cash dividend on the Shares in the amount of sixty-five cents ($0.65) per share and such dividend shall be paid as promptly as practicable thereafter.

Special Committee Approval. No amendment or waiver of any provision of the Merger Agreement and no decision or determination shall be made, or action taken, by the Company with respect to the Merger Agreement without first obtaining the approval of the Special Committee.

Amendment. At any time prior to the Effective Time, the Merger Agreement may be amended, modified or supplemented only by an agreement, in writing, executed by the Company, Parent and the Offeror.

Waiver of Conditions. The conditions to the obligations of each party to the Merger Agreement to consummate the Merger are for the sole benefit of such party and can be waived by such party in whole or in part to the extent permitted by applicable law.

Governing Law. The Merger Agreement is and will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

Specific Performance. Each party to the Merger Agreement is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without posting any bond or other undertaking, this being in addition to any other remedy to which such party is entitled at law or in equity.

Assignment. Neither the Merger Agreement nor any of the rights, interests or obligations under the Merger Agreement may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party or parties, provided that each of Parent and Offeror may assign its rights under the Merger Agreement without such prior written consent to any of its affiliates (it being understood that any such assignment shall not relieve such party of its obligations under the Merger Agreement).

8. Dissenters’ Appraisal Rights; Rule 13e-3

Dissenters’ Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger who have not tendered their Shares pursuant to the Offer and who otherwise comply in all respects with Section 262 of the DGCL will be entitled to receive a determination by the Delaware Court of Chancery of the fair value of such holder’s Shares (the “Appraisal Shares”) (exclusive of any element of value arising from the expectation or effectuation of the Merger) and to receive payment of that fair value in cash, together with interest, if any, to be paid upon the amount determined to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger will be compounded quarterly and will accrue at 5% over the Federal discount rate (including any surcharge) as established from time to time between the effective time of the Merger and the date of payment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (b) interest theretofore accrued, unless paid at that time.

In determining the fair value of the Appraisal Shares, the Delaware Court of Chancery will take into account all relevant factors. As such, any determination by the Delaware Court of Chancery of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than or the same as the Offer Price and the Merger Consideration. Moreover, we or the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the Offer Price and the Merger Consideration. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

A stockholder desiring to exercise their appraisal rights must (or, if such stockholder holds their Shares through a broker, dealer, commercial bank, trust company or other nominee, such nominee must) demand in writing an appraisal of such stockholder’s Shares by the later of the consummation of the Offer and 20 days after the date of mailing of the notice of the approval of the Merger and the availability of Appraisal Rights (the “Notice of Merger and Appraisal Rights”), which will be contained in the Schedule 14D-9, and must otherwise comply in all respects with the procedures for exercising appraisal rights set forth in Section 262 of the DGCL.

The Merger Agreement provides that, each stockholder who has made a valid demand for appraisal rights shall be entitled to receive only the payment provided by Section 262 of the DGCL, unless and until such stockholder shall have failed to perfect, effectively withdrawn, or otherwise lost or forfeited such stockholder’s right to appraisal under the DGCL.

If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or otherwise loses its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be deemed to have been converted into the right to receive the Merger Consideration as of the effective time of the Merger, without interest and subject to any applicable tax withholding, in accordance with the Merger Agreement. Any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the terms of the Merger in accordance with Section 262 of the DGCL either within 60 days after the effective time of the Merger or thereafter with the written approval of the Company. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the limitation set forth in this sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective time of the Merger. Pursuant to Section 262, the Court of Chancery will dismiss appraisal proceedings as to all holders of Appraisal Shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares seeking appraisal exceeds $1 million.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law or a statement of the procedures to be followed by stockholders desiring to exercise such appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is set forth in Schedule C hereto, which stockholders are encouraged to read in its entirety. Any stockholder who considers demanding appraisal is advised to consult legal counsel. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law. Failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

You will find a more detailed discussion of appraisal rights in the Schedule 14D-9 that will be mailed to the stockholders of the Company. The Schedule 14D-9, and not this Offer to Purchase, constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Stockholders who tender Shares pursuant to the Offer (or otherwise sell their Shares prior to the Merger) will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid therefor in the Offer or other transaction.

Rule 13e-3. Because Parent and the Offeror are affiliates of the Company, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer, the Merger and the consideration offered to unaffiliated stockholders be filed with the SEC and disclosed to unaffiliated stockholders prior to consummation of the Offer and the Merger. We have provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 and Rule 13e-3 under the Exchange Act.

9. Transactions and Arrangements Concerning the Shares.

Except as set forth on Schedule B hereto or otherwise set forth elsewhere in this Offer to Purchase: (a) none of the Offeror, Parent and, to our knowledge after reasonable inquiry, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, the Offeror, and, to our knowledge after reasonable inquiry, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Offeror or of any of the persons so listed has effected any transaction in the Shares or any other equity securities of the Company during the past sixty (60) days; (c) none of Parent, the Offeror, and, to our knowledge after reasonable inquiry, the persons listed in Schedule A to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Offeror, or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling stockholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations that have not been so reported; and (e) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Offeror, or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or other affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

As of the date of this Offer to Purchase, we expect that each of the Company’s directors and executive officers who are affiliates of Parent and all persons specified in Schedule A intend to tender Shares owned by such persons pursuant to the Offer, except to the extent tendering such Shares could subject a director or executive officer to liability under applicable securities laws, rules or regulations, including Section 16(b) of the Exchange Act. The foregoing does not include any Shares over which, or with respect to which, any such director or executive officer acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender. To the best of our knowledge after reasonable inquiry, none of the Company or its executive officers, directors or affiliates or any person specified in Schedule A has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer, except for the recommendation of the Special Committee and the Company Board which will be set forth in the Schedule 14D-9.

As of the date of this Offer to Purchase, the Offeror does not own any Shares. Mr. Calamos directly owns 678,606 Shares, or approximately 3.3% of the outstanding Shares. Mr. Koudounis does not own any Shares. Parent owns directly all of the 100 outstanding shares of Class B common stock of the Company, which are convertible into Shares and represent in excess of 97% of the Company’s outstanding voting power. Mr. Calamos and Calamos Family Partners may be deemed to beneficially own the shares of Class B common stock held by Parent. Also, Parent and Mr. Calamos own the approximately 77.8% interest in Calamos Investments not owned by the Company. Calamos Investments owns approximately 18.4% of the outstanding Shares, which may be deemed to be beneficially owned by Mr. Calamos and Parent, but which are generally not included in the ownership of Mr. Calamos or Parent for purposes of this Offer to Purchase. Percentages with respect to the Company are based upon the 20,530,571 issued and outstanding Shares as of December 30, 2016. For information concerning Shares that Mr. Calamos, Calamos Family Partners and Parent may be deemed to own beneficially by reason of their ownership interest in Calamos Investments, see “Schedule B – Security Ownership of Certain Beneficial Owners.”

Stockholders’ Agreement. At the time of the Company’s initial public offering in 2004, the Company entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Calamos Family Partners (which later became and currently is the managing member of Parent), Calamos Investments, Mr. Calamos and other family members and affiliates that, among other things, allows Calamos Family Partners to designate two persons to attend all of the meetings of the Board as observers. Calamos Family Partners has designated John P. Calamos, Jr. and Laura Calamos Nasir, children or Mr. Calamos, as its board observers. In July 2016, the Stockholders’ Agreement was amended to provide that each of Calamos Partners and, under specified circumstances, Mr. Koudounis, will be a “CFP Permitted Transferee” as such term is used in the Stockholders’ Agreement in order to, among other things, facilitate succession planning objectives.

Registration Rights Agreement. The Company is party to a registration rights agreement with Calamos Family Partners and Mr. Calamos that grants certain demand and “piggyback” registration rights with respect to shares of Common Stock issuable or issued upon conversion of shares of Class B common stock or in exchange for ownership in Calamos Investments.

Other. It is contemplated that John S. Koudounis will have a significant direct or indirect ownership interest in the Parent and in the economic results of the transactions contemplated by the Merger Agreement, although no arrangements with respect thereto have as yet been formulated.

10. Related Party Transactions.

Certain affiliates, directors and executive officers of the Company have engaged in certain transactions and are parties to certain arrangements with the Offeror and certain of its affiliates, including the Company. Information regarding these transactions and arrangements, including the amounts involved, which we anticipate will be more fully described in the Schedule 14D-9 under the caption “Item 3. Past Contacts, Transactions, Negotiations and Agreements,” and such information is incorporated by reference herein.

11. Interests of Certain Persons in the Offer.

In considering the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that we and certain officers and directors of the Company have interests in the Offer and the Merger which may present such parties with actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, if any, which we anticipate will be included in the Schedule 14D-9 under the captions “Item 3. Past Contacts, Transactions, Negotiations And Agreements,” “Item 4. The Solicitation Or Recommendation” and “Item 8. Additional Information,” and such information is incorporated by reference herein.

Financial Interests. Our interests in respect of the Offer and the Merger are different from yours because we have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price. The interests of the directors, officers and other affiliates of the Company in the Offer and the Merger may be the same as or different from your interests. For example, while in general the interests of our and our affiliates’ respective directors and officers in respect of the Offer and the Merger will be aligned with our interests, some of our or our affiliates’ directors and officers own Shares, which they are entitled to tender pursuant to the Offer or receive payment for in the Merger for the same price per Share that is available to you.

Executive Officers and Directors of the Company. Currently, two of the five directors of the Company are executive officers or directors of Parent and/or its affiliates. Three of the remaining directors are considered independent as determined by the Company Board under the rules of NASDAQ. Certain of the executive officers of the Company are or have been affiliated with Parent and/or its affiliates.

Other. The Company may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that is required to be filed by the Company, which you are encouraged to read before making a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, and pay for, all Shares validly tendered in accordance with the procedures set forth in “The Offer—Section 2—Acceptance for Payment and Payment for Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in “The Offer—Section 4—Withdrawal Rights.” As used in this Offer to Purchase, “Expiration Date” means 5:00 P.M., New York City time, on February 15, 2017, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer—Section 12—Conditions of the Offer.”

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of the Company, (a) change the form of consideration to be paid in the Offer, (B) decrease the Offer Price or the number of Shares sought in the Offer, (C) extend the Offer, other than in a manner required by Merger Agreement, (D) impose conditions to the Offer other than those set forth in “The Offer—Section 12—Conditions of the Offer” (the “Offer Conditions”), or (E) amend any other term or condition of the Offer in any manner that is materially adverse to the holders of Shares (other than Parent and its affiliates).

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn. We will (a) extend the Offer for the minimum period required by any law or judgment, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer, and (b) extend the Offer for one or more successive extension periods of not more than five (5) business days per extension (or such longer periods as may be approved in advance by the Special Committee) if, at the time the Offer is scheduled to expire, any of the Offer Conditions is not satisfied and has not been waived (to the extent waivable), in order to permit the satisfaction of all of the Offer Conditions. In addition, we may extend the Offer for one or more successive extension periods of not more than five (5) business days each (or any longer period as may be approved in advance by the Special Committee), if, at any then-scheduled expiration of the Offer occurring on or after March 31, 2017, all of the Offer Conditions are satisfied or waived (to the extent waivable) and the Debt Commitment Letter has expired and a Substitute Financing Debt Commitment Letter has not been obtained by us or our affiliates (in each case, other than as a result of certain breaches by us under the Merger Agreement relating to the financing); provided that the Offeror shall not be required to accept for payment, and pay for, any Shares after March 30, 2017 except if (y) we or our affiliates have obtained an extension of the Debt Commitment Letter or a Substitute Financing Debt Commitment Letter that is available through the date that is three (3) business days following the then-scheduled expiration of the Offer or (z) the expiration of the Debt Commitment Letter or the failure by us or our affiliates to obtain a Substitute Financing Debt Commitment Letter that is available through the date is that is three (3) business days following the then-scheduled expiration of the Offer is a result of certain breaches by us under the Merger Agreement related to the financing. In no event shall we be required to extend the Offer beyond the Termination Date.

There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to all withdrawal rights. See “The Offer—Section 4—Withdrawal Rights.”

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act or otherwise. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of such tender offer or information concerning such tender offer (other than a change in consideration or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least ten business days following such change. However, the requirement to extend the Offer in such a circumstance will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the Expiration Date, we increase the consideration to be paid for Shares accepted for payment pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in “The Offer—Section 12—Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer.

Any termination, extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment of the Offer, will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c), and 14e-1(d) under the Exchange Act.

The Company has agreed to provide us with its registered stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and will furnish this Offer to Purchase, the related Letter of Transmittal and other related documents to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the applicable rules of the SEC and the satisfaction or waiver of the conditions of the Offer set forth in “The Offer—Section 12—Conditions of the Offer,” we will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date (the “Acceptance Time”). Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares pending receipt of regulatory or government approvals.

We will be deemed to have accepted for payment and thereby purchased Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date when, as and if we give written notice of our acceptance of such Shares to the Depositary and Paying Agent.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the aggregate purchase price for all validly tendered Shares with the Depositary and Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the

Depositary and Paying Agent, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary and Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”)), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or delay in making such payment.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your right to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of that delivery must be received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant.

Book-Entry Delivery. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Date; and

•	the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or delay in making such payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Appointment of Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s proxies, each with full power of substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate power in whole or in part to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4. Withdrawal Rights.

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, if not previously accepted for payment, at any time after March 18, 2017 pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Offer—Section 3—Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to our rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedure for tendering shares described in “The Offer—Section 3—Procedure for Tendering Shares” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5. Certain U.S. Federal Income Tax Consequences.

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax consequences that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated under the Code (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (a) a citizen or individual resident of the United States; (b) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (2) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will constitute a capital gain or loss, and will be long-term if the U.S. Holder has a holding period exceeding one year. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

•	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Shares pursuant to the Offer or Merger and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder’s net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Information reporting and backup withholding tax

If certain information reporting requirements are not met, a holder may be subject to backup withholding tax on proceeds received on the disposition of Shares pursuant to the Offer or the Merger. See Instruction 9 of the Letter of Transmittal. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against that holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, that holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Shares; Dividends.

The Shares are listed on NASDAQ under the symbol “CLMS.” The following table sets forth, for the periods indicated, the high and low sale prices per Share on NASDAQ as reported in published financial sources and dividends per share with respect to periods occurring in fiscal years 2015, 2016 and 2017:

Calendar Year	High	Low	Cash Dividends per Share
2015
First Quarter	$13.70	$12.22	$0.15
Second Quarter	13.61	11.83	0.15
Third Quarter	12.66	9.37	0.15
Fourth Quarter	10.18	8.77	0.15
2016
First Quarter	$9.70	$8.13	$0.15
Second Quarter	9.50	6.72	0.15
Third Quarter	7.47	6.72	0.15
Fourth Quarter	8.69	5.94	0.15
2017
First Quarter (through January 17, 2017)	$8.68	$8.23	N/A

On December 16, 2016, the last full trading day prior to the public announcement of our intention to acquire the remaining Shares that are not currently owned by the Offeror, the last sale price of the Shares reported on NASDAQ was $7.36 per Share. On January 10, 2017, the last full trading day prior to the public announcement that we and the Company had entered into the Merger Agreement, the last sale price of the Shares reported on NASDAQ was $8.49 per Share. On January 17, 2017, the last full trading day prior to the commencement of the Offer, the last sale price of the Shares reported on NASDAQ was $8.37 per Share. You should obtain a recent quotation for your Shares prior to deciding whether or not to tender.

Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and the Company Board. See “The Offer—Section 11—Dividends and Distributions.”

7. Possible Effects of the Offer and the Merger on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.

If we consummate the Offer, we will effect the Merger in accordance with the terms of the Merger Agreement, in which event all of the then issued and outstanding Shares (other than certain excluded shares described in “Special Factors—Section 7—Summary of the Merger Agreement”) will be automatically converted into the right to receive the Merger Consideration (which is cash in the same amount as the Offer Price), without interest and subject to applicable withholding taxes. Accordingly, if the Merger takes place, the only difference between tendering and not tendering Shares pursuant to the Offer (other than as set forth below and the availability of appraisal rights to stockholders who continue to own their Shares at the effective time of the Merger and fulfill certain additional requirements of the DGCL) is that tendering stockholders will be paid earlier. However, if the merger is not consummated, during the period after the Acceptance Time and prior to the consummation of the Merger, our purchase of Shares in the Offer may have material effects on the market for the Shares, the Shares may be delisted from NASDAQ and deregistered under the Exchange Act, and the Shares will no longer qualify as margin securities. These potential effects are summarized below.

Possible Effects of the Offer and the Merger on the Market for the Shares. The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining

Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see “Special Factors—Section 5—Effects of the Offer and the Merger.”

NASDAQ Listing. The Shares are listed on NASDAQ. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. According to NASDAQ’s published guidelines, NASDAQ may delist the Shares if, among other things, (i) the Company no longer has at least two registered and active market makers for the Shares, (ii) the minimum bid price of the Shares is less than $1 per Share, (iii) the number of public holders of the Shares is less than 300, (iv) the number of publicly held Shares is less than 500,000, or (v) the aggregate market value of the Shares is less than $1 million. If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotation would be reported by such exchanges or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Under the Merger Agreement, the Company has agreed to, after the Acceptance Time, use its reasonable best efforts to enable the de-listing of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Termination of the registration of the Shares under the Exchange Act may result in the suspension of the Company’s obligation to file reports with the SEC, which would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after the Acceptance Time if the requirements for termination of registration are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company.

Except for the information contained in the “Special Factors” section, the information concerning the Company contained in this Offer to Purchase has been provided to us by the Company or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Offeror, the Information Agent and the Depositary and Paying Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, the Offeror, the Information Agent or the Depositary or Paying Agent or any of their respective affiliates can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Offeror, the Information Agent and the Depositary and Paying Agent and any of their respective affiliates.

General. The Company is a Delaware corporation with principal executive offices at 2020 Calamos Court, Naperville, Illinois, 60563, (630) 245-7200. The Company is the sole manager of Calamos Investments, which owns and manages the Company’s operating companies. For more than 35 years, the Company has provided investment advisory services to institutions and individuals, with $20.1 billion in assets under management as of September 30, 2016. Throughout the Company’s history, it has based its investment philosophy on the belief that the key to consistent, long-term success is achieving an optimal balance between achieving return and managing risk. The Company has consistently applied our investment philosophy and proprietary processes centered on risk management across a range of U.S., non U.S. and global investment strategies. Today, the Company is a global asset management firm that offers strategies to fulfill a range of asset allocation goals through a multi-team investment platform. The Company is headquartered in the Chicago metropolitan area, with offices in London, New York and San Francisco. The Company makes its range of investment strategies and services available to clients, directly and through intermediaries, by offering investment products designed to suit their investment needs, such as open-end funds, closed-end funds, institutional accounts, managed accounts and an exchange traded fund.

Financial Information. The following table sets forth summary historical consolidated financial data for the Company as of and for each of the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Company Annual Report on Form 10-K for the year ended December 31, 2015 and the Company Quarterly Report on Form 10-Q for the period ended September 30, 2016, including the notes thereto. More comprehensive financial information is included in such reports (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of Part II of the Company Annual Report Form 10-K for the year ended December 31, 2015 and Item 1 Part I of the Company Quarterly Report on Form 10-Q for the period ended September 30, 2016 are hereby incorporated by reference in this Offer to Purchase. Copies of those reports and other documents filed by the Company may be examined at and copies may be obtained from the SEC in the manner described under “—Additional Information” below.

Consolidated Statement of Operations Data (in thousands, except share data)	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015	Year Ended December 31, 2015	Year Ended December 31, 2014
	(unaudited)
Total revenues	$145,092	$175,386	$230,880	$250,962
Total operating expenses	134,181	154,172	200,541	189,772
Operating income	10,911	21,214	30,339	61,190
Total non-operating income (loss)	12,435	(6,736)	(6,618)	15,404
Income before income tax provision	23,346	14,478	23,721	76,594
Income tax provision	1,715	1,694	2,320	5,787
Net income	21,631	12,784	21,401	70,807
Net income attributable to non-controlling interest in Calamos Investments LLC (Calamos Interests)	(5,076)	(12,031)	(16,100)	(54,336)
Net (income) loss attributable to redeemable non-controlling interest in consolidated funds and partnership investments	(16,486)	1,744	(1,974)	(2,941)
Net income attributable to Calamos Asset Management, Inc.	69	2,497	3,327	13,530
Earnings per share, basic	$0.00	$0.14	$0.19	$0.74
Weighted average shares outstanding, basic	16,744,592	17,657,669	17,518,033	18,275,246
Earnings per share, diluted	$0.00	$0.14	$0.18	$0.71
Weighted average shares outstanding, diluted	17,094,693	18,445,524	18,245,109	18,989,281

Consolidated Statement of Financial Condition Data (in thousands, except share data)	September 30, 2016	December 31, 2015	December 31, 2014
	(unaudited)
Cash and cash equivalents	$76,550	$104,717	$35,285
Investment securities	57,960	257,057	339,959
Consolidated funds and partnership investments	603,062	112,640	143,723
Other current assets	26,166	34,712	33,881
Noncurrent assets	58,978	52,336	54,308
Total assets	822,716	561,462	607,156
Liabilities of consolidated funds and partnership investments	13,771	75	10,117
Other current liabilities	51,585	48,207	42,485
Long-term debt	—	45,955	45,955
Other long-term liabilities	10,552	10,831	10,513
Total liabilities	75,908	105,068	109,070
Redeemable non-controlling interest in consolidated funds and partnership investments	394,525	77,835	76,167
Calamos Asset Management, Inc. stockholders’ equity	185,742	193,730	204,937
Non-controlling interest in Calamos Investments LLC (Calamos Interests)	166,541	184,829	216,982
Total equity	352,283	378,559	421,919
Book value per share[1]	9.05	9.44	9.98

[1]	Book value per share, a non-GAAP financial measure often used by investors is calculated by dividing total shareholders’ equity, a GAAP financial measure by the number of shares outstanding at each respective year or period end. CAM does not report its book value per share in the reports it files with the SEC, and the measure is included herein solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

	Nine Months Ended September 30, 2016	Nine Months Ended September 2015	Year Ended December 31,
Computation of earnings (Dollars in thousands)			2015	2014
Income before income tax provision	$23,346	$14,478	$23,721	$76,594
Add:
Fixed charges	8,008	3,767	5,005	6,707
Subtract:
Net (income) loss attributable to redeemable non-controlling interest in consolidated funds and partnership investments[1]	(16,486)	1,744	(1,974)	(2,941)

Total earnings	$14,868	$19,989	$26,752	$80,360

Computation of fixed charges
Interest expensed	$1,766	$2,306	$3,070	$4,669
Loss on debt extinguishment	4,867	—	—	—
Estimate of the interest within rent expense[2]	1,375	1,461	1,935	2,038

Total fixed charges	$8,008	$3,767	$5,005	$6,707
Ratio of earnings to fixed charges	1.9	5.3	5.3	12.0

[1]	Represents non-controlling interest in pre-tax (income) loss of consolidated funds and partnership investments that have not incurred fixed charges.
[2]	Represents reasonable estimate.

Certain Company Forecasts. In connection with the Special Committee’s evaluation of a possible transaction involving the Company, management of the Company provided the Special Committee with certain Company forecasts which we anticipate will be included under the caption Item 8. “Additional Information—Certain Company Forecasts” of the Schedule 14D-9, and such information is incorporated by reference herein.

Additional Information. The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is www.sec.gov and documents may be obtained from such site free of charge. Copies of such reports, proxy statements and other information should also be available at the Company’s web site, the address of which is www.calamos.com. Except as otherwise expressly set forth in this Offer to Purchase, the information contained on these websites is not incorporated by reference herein and does not form a part of this Offer to Purchase.

9. Certain Information Concerning the Offeror and Parent.

The Offeror is a wholly owned subsidiary of Parent, a co-bidder, and was formed solely for the purpose of acquiring and holding Shares. To date, the Offeror has not carried on any activities other than those related to its formation and incident to purchasing and holding Shares, the Offer and the Merger Agreement. The business address of the Offeror and Parent is c/o Calamos Partners LLC, 2020 Calamos Court, Naperville, Illinois 60563, where the business phone number is 630-245-7200.

Calamos Family Partners is the managing member of Parent. John P. Calamos, Sr. is the majority shareholder and President of Calamos Family Partners. Mr. Koudounis also has a small equity interest in Parent. The business address of each of Messrs. Calamos and Koudounis and each of the foregoing entities is c/o Calamos Investments LLC, 2020 Calamos Court, Naperville, Illinois 60563, where the business phone number is 630-245-7200.

Parent is primarily engaged in the business of owning the majority equity interest in Calamos Investments and holding the Class B common stock of the Company.

The current principal occupation or employment of each of Messrs. Calamos and Koudounis is set forth on Schedule A attached hereto and is incorporated by reference herein. Also set forth on Schedule A attached hereto and incorporated by reference herein are the material occupations, positions, offices or employments of each of Messrs. Calamos and Koudounis during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror and Parent are set forth on Schedule A attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule A attached hereto is a United States citizen.

None of the Offeror, Parent, Mr. Calamos, Mr. Koudounis, nor, to their respective knowledge, any of the persons listed on Schedule A attached hereto, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of the date of this Offer to Purchase, the Offeror does not own any Shares. Mr. Calamos directly owns 678,606 Shares, or approximately 3.3%, of the outstanding Shares. Mr. Koudounis does not own any Shares. Parent owns directly all of the 100 outstanding shares of Class B common stock of the Company, which are convertible into Shares and represent in excess of 97% of the Company’s outstanding voting power. Mr. Calamos and Calamos Family Partners may be deemed to beneficially own the shares of Class B common stock held by Parent. Also, Parent and Mr. Calamos own the approximately 77.8% interest in Calamos Investments not owned by the Company. Calamos Investments owns approximately 18.4% of the outstanding Shares, which may be deemed to be beneficially owned by Mr. Calamos and Parent, but which are generally not included in the ownership of Mr. Calamos or Parent for purposes of this Offer to Purchase. Percentages with respect to the Company are based upon the 20,530,571 issued and outstanding Shares as of December 30, 2016. For information concerning Shares that Mr. Calamos, Calamos Family Partners and Parent may be deemed to own beneficially by reason of their ownership interest in Calamos Investments, see “Schedule B – Security Ownership of Certain Beneficial Owners.”

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by the Offeror with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

Neither Parent nor the Offeror has made any arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

10. Source and Amount of Funds.

We estimate that we will need approximately $173 million to purchase all the Shares pursuant to the Offer, to pay related fees and expenses, and to pay the Merger Consideration for any Shares that are not tendered pursuant to the Offer but are instead acquired in the Merger.

John P. Calamos, Sr. has received a bank commitment to provide a committed non-revolving line of credit in connection with the Offer (and repayment of certain indebtedness) in an aggregate principal amount of up to $262,500,000 (the “Debt Financing”). Subject to certain conditions, a portion of the Debt Financing may be used, and is sufficient to finance the Offer and the Merger, and pay related fees and expenses, and the Debt Financing is to be made available by the bank lender for that purpose.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition (although, following March 31, 2017, the Offeror will not be required to consummate the Offer and the Merger unless either the financing commitment available to Parent has been extended or substituted or the failure to obtain such extension or substitution is the result of a breach by Parent or the Offeror under the Merger Agreement), (c) if we consummate the Offer, we will, subject to the terms and conditions of the Merger, acquire all remaining Shares for the same cash price in the Merger and (d) we and our affiliates have all of the financial resources, including committed debt financing, necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger.

Debt Financing

John P. Calamos, Sr. has received a debt commitment letter, dated January 6, 2017 (the “Debt Commitment Letter”), from a bank lender (the “Lender”) to provide, subject to the satisfaction (or waiver by the Lender) in all material respects of the conditions set forth therein, the Debt Financing.

The Debt Commitment Letter is subject to, among other things, the negotiation, execution and delivery of satisfactory definitive loan documentation on or before March 31, 2017. The definitive documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document.

We may extend the Offer for one or more successive extension periods of not more than five (5) business days each (or any longer period as may be approved in advance by the Special Committee), if, at any then-scheduled expiration of the Offer occurring on or after March 31, 2017, all of the Offer Conditions are satisfied or waived (to the extent waivable) and the Debt Commitment Letter has expired and a Substitute Financing Debt Commitment Letter has not been obtained by us or our affiliates (in each case, other than as a result of a breach by us of certain representations and warranties or covenants); provided that we shall not be required to accept for payment, and pay for, any Shares after March 30, 2017 except to the extent that we or our affiliates have obtained an extension of the Debt Commitment Letter or a Substitute Financing Debt Commitment Letter sufficient to consummate the Offer that is available through the date that is three (3) business days following the then-scheduled expiration of the Offer (in each case, other than if the failure of such circumstances is as a result of a breach by us of certain representations and warranties or covenants).

Although the Debt Financing described in this document is not subject to a due diligence or similar condition related to the business of the Company, certain other conditions apply, and the final availability of such Debt Financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available. The Offer is not subject to any financing condition. However, following March 31, 2017, the Offeror will not be required to consummate the Offer and the Merger unless either the financing commitment available to Parent has been extended or substituted or the failure to obtain such extension or substitution is the result of a breach by Parent or the Offeror under the Merger Agreement.

Summary Description of Terms

Availability. Committed non-revolving line of credit in the principal amount of up to $262,500,000 available for funding until the earlier of 30 days from the closing date and five days from the initial funding. The line will step down to $134,000,000 within 10 days of initial funding, and will mature on January 31, 2019.

Borrower: John P. Calamos, Sr. (the “Borrower”)

Interest Rate. At Borrower’s option, either a floating rate equal to the reserve-adjusted one-month LIBOR plus 1.10% per annum, or a fixed rate equal to the reserve-adjusted LIBOR for one, two or three months plus 1.10% per annum.

Guarantors/Pledgors. John P. Calamos 1985 Trust and Calamos Family Partners, are guarantors and pledgors; Calamos Partners LLC is a guarantor.

Security. A first priority security interest in an account in the name of the pledgors, held with the Lender. The collateral account will consist of a portfolio of cash and liquid marketable securities (as defined), given standard advance rates. The $134,000,000 contemplated balance of the loan after the initial step down will be initially secured by no less than $220,000,000 of collateral.

Certain Other Terms. Conditions precedent and events of default described as customary for transactions of this type. Additional enumerated conditions in Debt Commitment Letter including (a) absence of any material adverse condition or material adverse change in or affecting the financial condition of the Borrower and the Guarantors, taken as a whole, (b) completion of a reasonable due diligence investigation of the Borrower and the Guarantors, (c) Lender not becoming aware after the date of the commitment of any information or other matter materially affecting the Borrower, the Guarantors or the transactions contemplated by the commitment which is inconsistent in a material and adverse manner with any such information or other matter disclosed to Lender prior to the date thereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the Lender’s reasonable judgment, could materially impair the extension of credit by the Lender, and (e) the negotiation, execution and delivery on or before March 31, 2017 of satisfactory definitive loan documentation.

Prepayment. Permitted subject to compensating the Lender for any payment of a fixed rate loan on a day other than the last day of the maturity period with respect thereto.

This summary does not purport to be complete and is qualified in its entirety by the full text of the Debt Commitment Letter, a redacted copy of which has been filed as Exhibit (b)(1) to the Schedule TO and which is incorporated herein by reference.

11. Dividends and Distributions.

See “The Offer—Section 6—Price Range of Shares; Dividends” for information regarding the dividends paid on the Shares in the last two years.

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written approval of Parent (which approval shall not be unreasonably withheld or delayed) and without the prior written consent of the Company Board to extent consistent with past practice of the Company (not to be unreasonably withheld or delayed), set any record dates or payment dates for the payment of any dividends or distributions on its capital stock, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, other than, in each case, any such dividends or distributions from any Company subsidiary to the Company or any other Company subsidiary. See “Special Factors—Section 7—Summary of the Merger Agreement—Covenants.”

12. Conditions of the Offer.

Notwithstanding any other provision of the Offer but subject to the provisions of the Merger Agreement, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Offeror’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for any Shares tendered pursuant to the Offer if:

(1) any governmental entity of competent jurisdiction in the United States shall have (i) enacted, issued, promulgated or enforced any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Parent or Offeror, or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Offeror, or the Merger in the United States, or (ii) issued or entered any judgement, decree or ruling that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States; provided, that we have used commercially reasonable efforts to oppose any such law or judgement.

(2) any representation and warranty of the Company contained in the first sentence of Section 4.1(a) (Organization and Qualification) or Section 4.8(b) (Stockholder Approval) shall not be true and correct, or any representation and warranty of the Company contained in the second sentence of Section 4.1(a) (Organization and Qualification) or Section 4.2 (Capitalization) (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” qualifiers set forth therein), Section 4.3 (Authorization; Approval and Fairness), Section 4.4 (Consents) or Section 4.5 (Brokers and Finders) of the Merger Agreement shall not be true and correct in all material respects immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or (ii) any other representation and warranty of the Company contained in the Merger Agreement (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects at and as of the Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(3) the Company shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Merger Agreement at or prior to the expiration of the Offer;

(4) a Material Adverse Effect shall have arisen or occurred following the execution and delivery of the Merger Agreement that is continuing as of immediately prior to the expiration of the Offer;

(5) the number of Shares as to which properly executed notices of appraisal have been received by the Company and not withdrawn as of immediately prior to the expiration of the Offer exceeds 15% of the outstanding Shares;

(6) there shall have occurred (i) a declaration of war by the United States Congress or (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s 500 Index by an amount in excess of 25% measured from the close of business on the date of the Merger Agreement;

(7) there shall have occurred a United States government declaration of a banking moratorium lasting more than 24 hours or any general suspension of payments in respect of, or extension of credit by the bank specified in the Merger Agreement; or

(8) the Merger Agreement shall have been terminated in accordance with its terms.

Subject to the Merger Agreement and applicable law, we expressly reserve the right, at any time or from time to time prior to the expiration of the Offer, in our sole discretion, to waive or otherwise modify the terms and conditions of the Offer in any respect. Any reference in this Offer to Purchase or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is, subject to the Merger Agreement and applicable law, so waived. The Offeror will terminate the Offer only pursuant to the specified conditions described in this Offer to Purchase. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of such any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right.

13. Certain Legal Matters; Regulatory Approvals.

Requirements for the Merger. Under Section 251(h) of the DGCL, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation or any person that (i) owns, directly or indirectly, all of the outstanding stock of such consummating corporation or (ii) is a direct or indirect wholly-owned subsidiary of such consummating corporation or of any person referred to in clause (i) equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Because Parent owns all of the outstanding shares of the Company’s Class B common stock, and the Class B common stock, voting as a single class with the Shares, represents over 97% of the voting power of the Company required for adoption of the Merger Agreement, if the Offer is consummated, the requirements of Section 251(h) will be met. Therefore, upon completion of the Offer, we will effect a merger of the Offeror with and into the Company in accordance with Section 251(h) of the DGCL and, thereafter, the Company will be a wholly owned subsidiary of Parent.

Regulatory Approval—General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by the Company with the SEC and a review of certain information furnished by the Company to us, we are not aware of any governmental license or other regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 12—Conditions of the Offer.”

U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer or the Merger is subject to such requirements because we currently own shares of Class B Common Stock of the Company representing more than 50% of the Company’s outstanding voting securities, which means that we are in “control” of the Company for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and the Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or the Merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of ours or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or the Merger will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Section 203 of the DGCL. The Company is incorporated under the laws of the State of Delaware. Generally, Section 203 of the DGCL (“Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other exceptions, the board of directors of the target approves the business combination prior to the time the person becomes an interested stockholder. The Company has opted out of Section 203 since the filing of the Company’s Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on October 27, 2004. The provisions of Section 203 are not applicable to the Offer and the Merger because each of the Parent and the Offeror and their respective affiliates and associates either (i) was not an “interested stockholder” of the Company on or prior to the adoption of the Company’s Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on October 27, 2004 or (ii) has been an “interested stockholder” of the Company for at least three years prior to the date of the Merger Agreement.

State Takeover Statutes. A number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, we believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. We reserve the right to challenge the validity or applicability of any other state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Offeror might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Offer—Section 12—Conditions of the Offer.”

14. Fees and Expenses.

We have retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and the Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses expected to be incurred by us in connection with the Offer and Merger:

Filing Fees	$19,631
Financial Advisor Fees and Expenses	2,045,000
Legal Fees and Expenses	1,000,000
Depositary Costs	36,000
Information Agent Fees (including mailing)	34,150
Printing Costs	50,000
Miscellaneous	100,000

Total	$3,284,781

The Company will incur and pay for its own fees and expenses in connection with the Offer and Merger. The Company will not pay any of the fees and expenses to be incurred by us.

15. Miscellaneous.

The Offer is being made to all holders of Shares other than the Offeror. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant to the Offer, we will make a good faith effort to comply with that statute or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in the relevant state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnish therein certain additional information with respect to the Offer, including the information required by Rule 13e-3 under the Exchange Act, and we may file amendments to such documents. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The Offer—Section 8—Certain Information Concerning the Company.”

CPCM Acquisition, Inc.

January 18, 2017

SCHEDULE A

Information Concerning the Executive Officers and Directors of CPCM Acquisition, Inc., Calamos Family Partners, Inc. and Calamos Partners LLC

The name and positions of the executive officers and directors of Calamos Partners LLC, Calamos Family Partners, Inc. and CPCM Acquisition, Inc. are set forth below. The following sets forth with respect to each executive officer and director, such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) has a principal business address at c/o Calamos Investments LLC, 2020 Calamos Court, Naperville, Illinois 60563, where the business phone number is (630) 245-7200.

The following table sets forth information concerning the executive officers and directors of Calamos Partners LLC.

Name	Title
John P. Calamos, Sr.	Chief Executive Officer
John S. Koudounis	President
John R. Adams	Vice President and Treasurer
William J. Takahashi	Secretary

Calamos Family Partners, Inc. is the Managing Member of Calamos Partners LLC. The following table sets forth information concerning the executive officers and directors of Calamos Family Partners, Inc.

Name	Title
John P. Calamos, Sr.	Director, President
John P. Calamos, Jr.	Director, Executive Vice President
William J. Takahashi	Senior Vice President, General Counsel and Secretary
John R. Adams	Senior Vice President, Chief Financial Officer and Treasurer

The following table sets forth information concerning the executive officers and directors of CPCM Acquisition, Inc.

Name	Title
John P. Calamos, Sr.	Director, President
John S. Koudounis	Executive Vice President
William J. Takahashi	Secretary

John P. Calamos, Sr. is the Founder, Chairman of the Board and Global Chief Investment Officer of the Company. Mr. Calamos founded the predecessor company to the Company in 1977. Mr. Calamos also serves as a director and President of CPCM Acquisition, Inc.

John S. Koudounis, has been the Chief Executive Officer of the Company since May 2016. Mr. Koudounis also serves as Executive Vice President of CPCM Acquisition, Inc. Mr. Koudounis previously served as President and Chief Executive Officer of Mizuho Securities USA, Inc. from February 2008 until March 2016.

William J. Takahashi, has served as the Senior Vice President, General Counsel and Secretary of Calamos Family Partners, Inc. and its affiliates since July, 2010. He also currently serves as Secretary of Calamos Partners LLC and CPCM Acquisition, Inc.

John P. Calamos, Jr., has served as a Director of Calamos Family Partners, Inc. since its inception in October 2004, and has served as the Company’s Senior Vice President, Co-Portfolio Manager since October 26, 2004.

James R. Adams, has served as the Senior Vice President, Chief Financial Officer and Treasurer of Calamos Family Partners, Inc. and its affiliates since July 2012. Prior to that he served as Vice President and Chief Administrative Officer of Calamos Property Holdings LLC. He also currently serves as Vice President and Treasurer of Calamos Partners LLC.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the amount of Shares beneficially owned as of December 30, 2016 by each person identified on Schedule A, and to the knowledge of Parent after reasonable inquiry, the other officers and directors of the Company. The Offeror and John S. Koudounis do not, and as of December 30, 2016 did not, own any Shares. The percentage calculations set forth in the table are based on 20,530,571 Shares outstanding as of December 30, 2016.

There have been no transactions in the Shares by such persons during the 60 days prior to December 30, 2016, except as set forth below. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

Name of Beneficial Owner(1)	Beneficial Ownership**	Percent of Class A Common Stock
Calamos Family Interests
John P. Calamos, Sr.(2)	76,841,243	83.1%
Calamos Family Partners, Inc.(3)	75,704,199	81.9%
Calamos Partners LLC(4)	75,704,199	81.9%
Calamos Investments LLC	3,776,860	18.4%

Non-Employee Directors
Thomas F. Eggers(5)	5,299	*
Keith M. Schappert(6)	2,598	*
William N. Shiebler(7)	2,598	*

Executive Officers
John S. Koudounis	—	—
Robert F. Behan(8)	56,560	*
Thomas E. Herman	—	—

*	Represents less than 1% of the outstanding common stock.
**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.
(1)	Unless otherwise set forth in the following footnotes to the table, the address of each beneficial owner is c/o Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563.
(2)	John P. Calamos, Sr. is deemed to beneficially own all of the Shares beneficially owned by Calamos Family Partners, Inc.(“Calamos Family Partners”), Calamos Partners LLC (“Calamos Partners”) and Calamos Investments LLC (“Calamos Investments”), each of which is controlled by John P. Calamos, Sr. John P. Calamos, Sr. also beneficially owns 678,506 shares of Class A common stock, 107,691 restricted stock units and 342,633 vested, unexercised stock options and is deemed to beneficially own 8,213 shares of Class A common stock held by his spouse. Assumes a full exchange of Calamos Partners’ approximately 77.8% ownership interest in Calamos Investments into shares of Class A common stock. See Note (4) below.
(3)	Calamos Family Partners is owned by John P. Calamos, Sr., John P. Calamos, Jr. and their respective trusts, and is controlled by John P. Calamos, Sr. Calamos Family Partners is deemed to beneficially own all of the Shares beneficially owned by Calamos Partners and Calamos Investments. Assumes a full exchange of Calamos Partners’ approximately 77.8% ownership interest in Calamos Investments into shares of Class A common stock. See Note (4) below.
(4)

Calamos Partners is owned by Calamos Family Partners and John P. Calamos, Sr., and is controlled by John P. Calamos, Sr. John S. Koudounis beneficially owns a minority equity interest in Calamos Partners. Includes (i) Calamos Partners’ approximately 77.8% ownership interest in Calamos Investments and 100 shares of Class B common stock which are exchangeable and convertible, respectively, on demand for Class A common stock, representing 71,927,339 shares of Class A common stock in the aggregate, and (ii) 3,776,860 Shares held by Calamos Investments. Under the Second Amended and Restated Certificate of

Incorporation of the Company, the number of shares of Class A common stock issuable to Calamos Partners upon an exchange of any or all of its interests in Calamos Investments will be determined by reference to a value of the Company’s shares and assets, as determined by a majority of the independent directors of the Company Board. This Company Board valuation of shares may be different from a value based on the NASDAQ closing price if, for example, it is determined that the share price is not fully reflective of the assets other than the Company’s interest in Calamos Investments (Other Assets). Therefore, the number of shares of Class A common stock issuable in such an exchange will involve subjective estimates and judgments based on prevailing facts and circumstances. The maximum number of Class A common stock that could be issued to Calamos Partners upon exchange was approximately 71.9 million shares as of December 30, 2016, which was based on the Company’s outstanding share count and percentage ownership in Calamos Investments at that date. Specifically, the number of the Company’s outstanding shares was divided by its percentage ownership in Calamos Investments, and then the result was multiplied by Calamos Partners’ percentage ownership in Calamos Investments. As a general matter if the closing price of the Company’s shares is deemed to fully reflect the value of its Other Assets, this would result in fewer shares issuable upon an exchange, and vice versa.
(5)	Includes 2,822 restricted stock units.
(6)	Includes 1,521 restricted stock units.
(7)	Includes 1,521 restricted stock units.
(8)	Includes 19,063 restricted stock units and 6,855 vested, unexercised stock options.

Purchases of Class A Common Stock by John P. Calamos, Sr.

During the Past Two Years*

Calendar Year	Number of Shares	Price Per Share
2015
First Quarter	4,248.31	$13.5670
Second Quarter	5,830.305	12.2286
Third Quarter	6,900.176	10.4593
Fourth Quarter	7,802.735	9.3821
2016
First Quarter	10,121.875	$8.6880
Second Quarter	12,280.392	7.8008
Third Quarter	13,585.493	7.1870
Fourth Quarter**	13,994.631	7.1225
2017
First Quarter (through January 17, 2017)	—	—

*	All purchases were made in the open market pursuant to a dividend reinvestment program. Only one purchase was made in each calendar quarter
**	Purchase made on November 22, 2016.

SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary and Paying Agent at one of the addresses set forth below:

The Depositary and Paying Agent for the Offer is:

If delivering by mail:	By overnight or courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, Rhode Island 02940-3011	Canton, Massachusetts 02021

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street—22nd Floor

New York, New York 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (800) 330-4627

Email: clms@dfking.com